AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000
                                                   REGISTRATION NO. ____________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                TRACKPOWER, INC.
                 (Name of Small Business Issuer in Its Charter)


        WYOMING                      7999                       13-3411167

     (State or Other           (Primary Standard             (I.R.S. Employer
     Jurisdiction of              Industrial                  Identification
    Incorporation or          Classification Code                 Number)
      Organization)                 Number)

                           67 WALL STREET, SUITE 2411
                            NEW YORK, NEW YORK 10005
                                 (212) 804-5704

          (Address and Telephone Number of Principal Executive Offices)


                                JOHN G. SIMMONDS
                             CHIEF EXECUTIVE OFFICER
                                TRACKPOWER, INC.
                           67 WALL STREET, SUITE 2411
                            NEW YORK, NEW YORK 10005
                                 (212) 804-5704

            (Name, Address and Telephone Number of Agent For Service)


                                   COPIES TO:

                            SCOTT S. ROSENBLUM, ESQ.
                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-3903
                                 (212) 715-9100
                              --------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT
SUCH TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS THE SELLING SHAREHOLDERS MAY DETERMINE.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE

-------------------------------- ------------------- ---------------------- --------------------- ------------------
         Title Of Each            Number of Shares         Proposed           Proposed Maximum         Amount
           Class Of                    To Be           Maximum Offering      Aggregate Offering    Of Registration
          Securities                 Registered         Price Per Unit           Price (1)               Fee
       To Be Registered
-------------------------------- ------------------- ---------------------- --------------------- ------------------
Common Stock, par value $.0001
per share                            6,067,032              $1.46              $8,857,867            $2,338.48
-------------------------------- ------------------- ---------------------- --------------------- ------------------

(1) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act, based upon the average of the highest and lowest price per share of common stock on the Over The Counter Bulletin Board reported on February 2, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE DISTRIBUTION OF COMMON STOCK COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

---------------

TABLE OF CONTENTS
                                              Page
Prospectus Summary ........................................................ 4
Risk Factors .............................................................. 6
Cautionary Statement
  Concerning Forward-Looking Statements ...................................14
Selected Financial Information ............................................15
Capitalization ............................................................16
Market for our Common Equity and Related
  Shareholder Matters .....................................................17
Management's Discussion and Analysis or
  Plan of Operation .......................................................18
Business ..................................................................24
Legal Proceedings .........................................................27
Directors and Executive Officers ..........................................27
Executive Compensation ....................................................29
Security Ownership of Certain Beneficial
  Owners and Management ...................................................31
Certain Relationships and Related Transactions ............................34
Use of Proceeds ...........................................................35
Selling Shareholders ......................................................35
Description of Securities .................................................37
Plan of Distribution ......................................................39
Legal Matters .............................................................40
Experts ...................................................................40
Indemnification ...........................................................40
Description of Property ...................................................41
Where You Can Find More Information .......................................41

         UNTIL FEBRUARY ____, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                     =====================================
                             _______________ SHARES


                                TrackPower, Inc.

                                     [LOGO]

                                  COMMON STOCK


                                   __________


                                   PROSPECTUS

                                   __________






                                FEBRUARY __, 2000


                     =====================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED FEBRUARY 4, 2000

                                   PROSPECTUS

                                TRACKPOWER, INC.

                        6,067,032 shares of common stock


o This prospectus relates to the public offering from time to time of up to 6,067,032 shares of our common stock by the persons listed on pages 36 to 37 below.

o Our common stock is traded on the Over The Counter Bulletin Board under the symbol TPWR. On January 20, 2000, the last sale price for our common stock was $1.55.

o The shares of common stock offered by this prospectus are being sold by the selling shareholders. Any selling shareholder may sell the common stock on the Over The Counter Bulletin Board or in privately negotiated transactions, whenever he decides and at the price he sets. The price at which any of the shares of common stock are sold and the commissions paid, if any, may vary from transaction to transaction.

o We will not receive any proceeds from the sale of these shares. We will pay all expenses of registration incurred in connection with this offering. The selling shareholders will pay all selling and other expenses that they incur.

         This investment involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before you decide to invest.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We have not authorized anyone to provide you with, and you should not rely on, information other than that which is in this prospectus, any prospectus supplement or which is incorporated in this prospectus by reference.

         The date of this prospectus is February ___, 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary..........................................................4

Risk Factors................................................................6

Cautionary Statement Concerning Forward-Looking Statements.................14

Selected Financial Information.............................................15

Capitalization.............................................................16

Market for our Common Equity and Related Shareholder Matters...............17

Management's Discussion and Analysis or Plan of Operation..................18

Business...................................................................24

Legal Proceedings..........................................................27

Directors and Executive Officers...........................................27

Executive Compensation.....................................................29

Security Ownership of Certain Beneficial Owners and Management.............31

Certain Relationships and Related Transactions.............................34

Use of Proceeds............................................................35

Selling Shareholders.......................................................35

Description of Securities..................................................37

Plan of Distribution.......................................................39

Legal Matters..............................................................40

Experts....................................................................40

Indemnification............................................................40

Description of Property....................................................41

Where You Can Find More Information........................................41

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors." Each prospective investor is urged to read this Prospectus in its entirety

                                   The Company

         TrackPower was incorporated under the laws of the State of Wyoming on June 30, 1993. TrackPower's present business strategy and direction is to capitalize on the horseracing wagering industry by providing, via satellite, live video coverage of horseraces directly to the homes and workplaces of those who subscribe to our services in the United States. When fully implemented, these services will enable our subscribers to place wagers on horseraces using interactive television technology. TrackPower is also planning to expand the availability of its services to computers in the near future.

         TrackPower's live video services have been broadcast digitally since July 1, 1999 through Echostar's Dish Network(TM) ("Echostar") to Echostar's current subscribers. On July 9, 1999, an agreement was finalized between TrackPower and Penn National under which Penn will provide wagering services to TrackPower's subscribers. Agreements have also been entered into between TrackPower and eBet to provide interactive wagering services.

         TrackPower's current management team has experience in the industry of broadcast communications, project management, marketing to the racing industry and other industries, as well as many years of participation in the racing industry through owning and breeding horses. TrackPower believes this team is well-suited to continue the development and growth of the business.

         Our principal offices are located in New York at 67 Wall Street, Suite 2411, New York, NY 10005, telephone number (212) 804-5704 and Canada at 590 Granite Court, Pickering, Ontario L1W 3Z4, telephone number (905) 836-1430.

                                  The Offering

Common Stock Offered.............................     Up to 6,067,032 shares.

Common Stock Outstanding Prior to
this Offering (1)
                                                      29,340,401 shares

Common Stock to be  Outstanding  After
Completion  of this Offering (2)...................   31,027,043 shares

Use of Proceeds....................................   Selling  shareholders  are
                                                      selling   all  the  common
                                                      stock   covered   by  this
                                                      prospectus  for  their own
                                                      account.        Therefore,
                                                      TrackPower     will    not
                                                      receive any proceeds  from
                                                      the  sale of  this  common
                                                      stock.

OTC Bulletin Board Symbol Common Stock.............   TPWR

(1) Based upon the number of outstanding shares at November 30, 1999. Does not include (i) 1,850,000 shares issuable upon the exercise of outstanding stock options, (ii) 7,572,813 shares issuable upon exercise of outstanding warrants, (iii) 3,960,000 shares issuable upon conversion of convertible debentures, and (iv) 3,960,000 shares issuable upon the exercise of warrants that are issuable upon conversion of convertible debentures.

(2) Includes 1,686,642 shares to be issued upon exercise of warrants held by selling shareholders.

                                  RISK FACTORS

         You should carefully consider each of the following risk factors in addition to the other information contained in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially and adversely affect our business, operating results, financial condition and the market price of our common stock and could result in the complete loss of your investment.

We have a limited operating history with which to evaluate our business.

         We are a development stage company. In 1998, we shifted our business emphasis to focus on our live horseracing video service. As a result, we have only a limited history with this service. There is little historical information on which to evaluate our future business. Therefore, assumptions in our plan may be inaccurate or flawed. This may prove to have a significant impact on our future financial results.

         An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early-stage companies that are in the midst of significant business changes and compete in new and rapidly-evolving markets. Such risks for us include:

         o      our ability to achieve market acceptance of our service;
         o      our ability to manage growing and expanding operations;
         o our ability to compete effectively against our competitors, many of which have far greater resources;
         o      rapid evolution of technology in our market;
         o the risk of business interruption arising from our dependence on outside contractors; and
         o      our ability to attract and retain key personnel.

         We may not be successful in implementing any of our strategies or in addressing these risks. Even if we successfully address these risks, we may never achieve or sustain profitability.

Our future revenues are unpredictable and our operating results may fluctuate significantly.

         Live horseracing video delivered to the home coupled with interactive wagering from the home is a new, emerging market. Our revenue is driven by numerous unpredictable factors, several of which we do not control.
Such factors include:

         o our ability to retain existing subscribers and attract new subscribers;
         o      price competition;
         o the development, announcement or introduction of new services or service enhancements by us or by our competitors; and
         o      our ability to obtain and retain horseracing broadcast content.

         We expect to base our expenditures on our plans and estimates of future revenue. As many of our costs are fixed, if we are unable to reach a certain number of subscribers, we will continue to incur losses.

We are uncertain of our future profitability.

         We have been unprofitable to date and have incurred substantial operating losses. In the last two fiscal years, we have incurred a cumulative net loss of over $3 million. We have experienced significant quarterly fluctuations in operating results and expect that these fluctuations in revenues, expenses and losses will continue until a break-even level of subscribers is attained. The amount of our wagering revenue is uncertain and depends on many factors, including:

         o        the personal wealth of our subscriber base;
         o        the personal preferences of subscribers;
         o        availability and presentation of horseracing data; and
         o the relative attractiveness of our service in comparison to other available wagering services.

         Our independent auditors have included an explanatory paragraph in their report to our financial statements on our Form 10-KSB for the fiscal year ending February 28, 1999, which expresses doubt as to our ability to continue as a going concern.

We currently depend on one service and face the risks of expanding into new business areas.

         We currently focus exclusively on our TrackPower service. As a result, our near to medium-term future financial condition will depend heavily on the success or failure of our TrackPower service. Our TrackPower service was launched in July 1999 and it is difficult to predict demand and market acceptance for this service in the new and rapidly evolving live horseracing video market.

         If the demand for our TrackPower service does not grow, whether because of lack of market acceptance, competition, technological change or other factors, we will need to expand our operations by promoting new or complementary systems or services or by expanding the breadth and depth of our offerings. We cannot assure you that we will be able to do so. Our experience in marketing our TrackPower service may not be effective in marketing other systems or services.

We will rely heavily on certain third parties, including satellite service providers and telecommunications companies.

         Our operations depend on third parties for satellite service, billing and customer service, various information technology functions and telecommunications. From time to time, services such as ours have experienced temporary interruptions in telecommunications access and other systems. Frequent or prolonged interruptions of our service could result in significant losses of revenues. We also depend on operating systems and data base and server software produced by and licensed from third parties. From time to time, we expect to discover errors and defects in such software and will rely on these third parties to correct these errors and defects promptly. We have limited control over these third parties and we cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. We cannot assure you that the quality of services provided by these third parties will be sufficient to enable us to conduct our business effectively. Some of these third parties have experienced significant outages, delays and other difficulties in the past and could experience future outages, delays and other difficulties due to system failures unrelated to our on-line architecture. These types of occurrences could cause our subscribers to believe that our products as not functioning properly and to cease their use of our service.

We depend on Penn National Gaming, Inc. to produce horseracing content.

         We depend on Penn National Gaming, Inc., or Penn, to provide us with horseracing content. We have content agreements with Penn which generally have one-year terms. We may not be able to renew these agreements on favorable terms or at all, or these agreements may be cancelled prior to expiration of their terms. If we are unable to renew any such agreements or if Penn cancels any of these agreements, we cannot assure you that we will be able to obtain substitute content, or that such substitute content will be comparable in quality or cost to our existing horseracing content. Our competitors currently offer content similar to ours. Our ability to compete successfully will depend on our ability to continue to obtain desirable horseracing content.

New regulatory and legal issues may restrict or eliminate our means of conducting business.

         New federal or state statutes or regulations, including the Federal Wire Act, which is the statutory regime that applies to pari-mutuel wagering, or new interpretations under existing statutes or regulations, may have a material and adverse effect on our business, operating results and financial condition.

         The Federal Wire Act prohibits interstate and international transmission of wagers, but permits interstate and international transmission of information assisting in placing wagers if betting on a particular event is legal at both the transmission's point of origin and terminus. We have taken the position that so long as the account from which an individual places a wager is located at the site where the wager is accepted, the telephone call that initiates the wager merely transmits information assisting in the placement of the wager rather than constituting the wager itself. We believe that this distinction places our activity within the scope of conduct that is permitted under the Federal Wire Act. The Department of Justice has taken no formal position with regard to the telephone wagering on horseracing.

         The telephone account wagering systems conduct their business subject to the approval and sanction of state racing commissions. Within the United States, forty-two states permit some form of pari-mutuel wagering, eight specifically have legalized pari-mutuel wagering, five of those permit interstate wagering and six prohibit pari-mutual wagering.

         The Kyl Bill, which is currently under consideration, is designed to control wagering activity on the Internet. However, the Kyl Bill mainly targets off-shore casinos accepting bets over the Internet and any Internet service providers that facilitate this form of wagering. The Kyl Bill has specific exemptions for horse-race wagering, allowing telephone account wagering and simulcasting if conducted between states in which these activities are legal.

         Use of a United States satellite could subject us to the scope of the Federal Wire Act, which requires that common carriers terminate the services of any facility that may be operating in violation of the Federal Wire Act upon written notice from a federal, state or local law enforcement agency. Thus, for example, distribution via a United States satellite of live horseracing coverage, with associated wagering, could potentially be terminated upon demand by an appropriate law enforcement agency.

Government regulation and legal uncertainties relating to the Internet could hurt our business.

         We are currently subject to regulations applicable to businesses generally, as well as laws and regulations specifically applicable to satellite service and the Internet. Although currently our TrackPower service is available only via satellite, we intend to deliver our service over the Internet in the future. The laws of relating to satellite service and the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to satellite service and the Internet. In addition, due to the increasing popularity and use of satellite service and the Internet, it is possible that a number of laws and regulations may be adopted with respect to satellite service and the Internet covering issues such as user privacy, security, pricing, content, copyrights, distribution, taxation and characteristics and quality of services.

         Currently, there are few laws or regulations that specifically regulate communications through satellite service and the Internet. For example, the Telecommunications Act of 1996 sought to prohibit the transmission of certain types of information and content over the Internet. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate satellite service and Internet providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. This could increase the cost of transmitting data via satellite or over the Internet. Finally, state tax laws and regulations relating to the provision of services via satellite or over the Internet are still developing. If individual states impose taxes on services provided via satellite or over the Internet, our cost of providing our TrackPower service may increase and we may not be able to increase the price we charge our subscribers to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to satellite service or the Internet could have a material and adverse effect on our business, operating results and financial condition.

Our board of directors can issue preferred stock with rights adverse to the holders of common stock.

         After the offering, our board of directors will be authorized, without further stockholder approval, to determine the provisions of and to issue an unlimited number of shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the common stock could be adverse to the holders of common stock.

Our articles of incorporation provide director and officer indemnification (and indemnification of our employees and agents) if certain conditions are met.

          We may have to spend significant resources indemnifying our officers, directors, employees and agents or paying for attorneys' fees, damages or other amounts to dispose of suits or proceedings caused by their conduct. Our articles of incorporation also provide for the elimination in certain circumstances of the personal liability of our directors for monetary damages for breach of their fiduciary duty. Consequently, subject to applicable law and to certain exceptions in our articles of incorporation, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.

         The Wyoming Business Corporation Act provides for broad indemnification by corporations of their officers and directors, and our articles of incorporation allow indemnification of our directors and officers, and also eliminates the personal liability of directors for breach of their fiduciary duty, to the fullest extent permitted under applicable law.

Our articles of incorporation, our bylaws and Wyoming law contain provisions that could discourage a takeover.

         There are provisions in our articles of incorporation, our bylaws and Wyoming law that make it more difficult for a third party to obtain control of TrackPower, even if doing so would be beneficial to our stockholders. For example, TrackPower has the authority to issue an unlimited number of shares of both common stock and preferred stock. The articles of incorporation provide that each share of common stock will be of the same class without qualification, limitation or restriction, each with one vote per share of stock on all matters voted upon by the shareholders. However, the articles of incorporation also give the Board of Directors the authority to create classes or series of common stock and to determine whether the common stock will have full, limited, contingent, or no voting power and to determine the designations, preferences and relative rights, and the qualifications, limitations and restrictions, which will be applicable to the common stock. The Board is also authorized to determine the classes or series of preferred stock and their respective powers, preferences, rights, limitations and restrictions. Additionally, the acquisition of TrackPower may be made more difficult or expensive by the following: if the shareholders of TrackPower wish to call a special shareholders' meeting, at least twenty percent (20%) of the total voting power must make a written demand on TrackPower to call such a meeting. Additionally, while the shares of each class or series of common stock must be alike in every particular and be of equal rank with the same power, preferences, rights, limitations and restrictions, the Board has the authority to establish classes or series of common stock, and to construct preferences, relative rights, limitations, restrictions, and differences in voting powers as between the different classes or series of shares of common stock.

We face risks relating to systems development and rapid technological changes.

         Our market is characterized by rapidly changing technologies and customer demands. The life cycle of our TrackPower service is difficult to estimate. If we cannot keep pace with these changes, our TrackPower service will become obsolete and unmarketable and our business will suffer. The recent growth of the Internet and of live horseracing video technology and the intense competition in our industry exacerbate these characteristics. We need to enhance and improve the customer service features, functions and responsiveness of our TrackPower service and that keep pace with continuing changes in information technology and customer requirements. We may not be successful in developing and marketing enhancements to the TrackPower service or new systems or services that respond to technological change or customer demands, and our business may suffer as a result.

Software we use could contain defects.

         Complex software such as the software developed for us by third parties may contain errors or defects, especially when first implemented or when new versions are released, that may be very costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from any resulting adverse customer reaction, negative publicity and harm to our reputation.

Satellite programming signals have been pirated, which could cause us to lose subscribers and revenue.

         The delivery of subscription programming requires the use of encryption technology to protect against signal theft and piracy. If our satellite service providers do not promptly correct a compromise in their encryption technology, it would materially and adversely affect our business, operating results and financial condition and our ability to contract for video and audio services provided by programmers.

Complex broadcasting technology that we use could fail or become obsolete.

         Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our partner's direct broadcast satellite system may occur that could adversely affect performance or broadcast of our service and could have an material and adverse effect on our business, operating results and financial condition. Further, in the event that a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage.

We depend on the continued usage and development of the Internet infrastructure.

         We believe that we will come to depend on the delivery of our service over the Internet for revenue and, therefore, that the increased use of the Internet for commerce is important for our business to grow. Accordingly, our success depends in large part on the continued development of the infrastructure for providing Internet access and services, which we do not control. The Internet could lose its viability or its usage could decline due to many factors, including:

         o        delays in the development of the Internet infrastructure;
         o        power outages;
         o disruptions due to the inability of computer systems to recognize the year 2000; o security and privacy concerns;
         o        lack of cost-effective, high-speed and consistent service;
         o        the adoption of new  standards or protocols  for the Internet;
                  and

         o        changes  in  governmental  regulations,   including  taxation,
                  intellectual property and liability regulations.

         We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring information and data will be developed or that, if they are developed, the Internet will remain a viable channel for our TrackPower service. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

         We may also incur substantial costs to keep up with changes surrounding the Internet. Any costs we incur may have a material and adverse effect on our business, operating results and financial condition.

We face substantial competition.

         There are several competitors in operation that are attempting to address the shortcomings of the existing wagering arrangements and secure advantageous market positions in the live horseracing video market.

         YouBet.com. The YouBet model is a personal computer service that accepts wagers from subscribers' computers over a virtual private network resembling a countrywide Intranet. All of the wagering will occur through the Ladbrokes wagering hub based on a partnership with Ladbrokes in Pennsylvania. YouBet earns a percentage of wagering for facilitating the transactions. YouBet has developed a good customer interface and access to quality racing product. YouBet has been in operation for over one year and, we believe, has several thousand subscribers.

         Television Games Network (TVG). TVG is developing a cable and satellite television channel, The Television Games Network, which will utilize a set-top box for wagering via interactive television technology. TVG is focused on increasing awareness of horseracing and developing new horseracing fans and has content agreements with many major tracks. TVG does not broadcast full cards in an uninterrupted manner, but rather picks and chooses certain races.

         The Racing Network (TRN). We believe that the TRN service will be similar to our service but will not offer interactive wagering. TRN has launched a four-channel network, which includes dog, thoroughbred and harness racing. We believe that this system will utilize a studio show to switch between multiple tracks on one channel. The system uses a host to comment on all of the carried tracks.

         Off-Shore Betting. While numerous offshore web sites exist, they are focused on betting on sports other than horseracing and are also generally unable to receive a video signal. In the United States it is illegal to wager using these systems.

We may be unable to manage our growth and may face capacity constraints.

         Our ability to implement our business plan successfully in a rapidly evolving market requires effective planning and growth management. If we are unable to manage our growth, we may not be able to implement our business plan, and our business will suffer as a result. We expect that we will have to address potential growth in the number of customers, to expand our system, service offerings and existing operations, particularly those relating to marketing and customer service and to pursue other market opportunities. We expect that we will also need to continue to improve our financial systems, procedures and controls, and will need to expand, train and manage our work force, particularly our information technology staff. Furthermore, we expect that we will need to continue to manage multiple relationships with various customers, Internet and satellite service providers and other third parties to maintain control over our strategic direction as the live horseracing video market evolves.

         Our management and operating systems may be strained by these efforts and we may be unable to complete in a timely manner necessary improvements to our operating systems, procedures and controls to support our future operations. If we cannot manage our anticipated growth effectively, our business, operating results and financial condition will be materially and adversely affected.

         We depend on the satisfactory performance, reliability and availability of our content service providers, network infrastructure and subscriber support system. These operating systems are critical to our reputation and our ability to retain and attract subscribers and to maintain adequate subscriber service levels. Any significant capacity restraints could have a material and adverse effect on our business, operating results and financial condition.

International expansion could result in financial losses.

         We intend to attempt to expand significantly our international marketing and sales efforts. We have limited experience in marketing, selling and distributing our TrackPower service internationally. International operations are subject to a number of inherent risks, including the following:

         o        recessions in foreign economies;
         o        political and economic instability;
         o        fluctuations in currency exchange rates;
         o        potentially adverse tax consequences;
         o the burdens of complying with a wide variety of foreign laws and changing regulatory requirements; and
         o uncertain or reduced protection for intellectual property rights in some countries.

         To the extent these or other factors inhibit our ability to market and sell our TrackPower service outside the United States, our business, operating results and financial condition could be materially and adversely affected.

We may have future capital needs.

         We may need to raise funds if the marketing of our TrackPower service is not as successful as anticipated and it takes a longer time to generate significant revenues, if our expansion is otherwise delayed, if we attempt to develop new or enhanced systems or services or to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. If additional funds are raised through the issuance of common stock or securities convertible into or exchangeable for common stock, the percentage ownership of our stockholders at the time will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable than those of the common stock. If additional financing is needed, we cannot assure you that it will be available on reasonable terms or at all. If additional financing is needed and is not available, we may not be able to fund necessary enhancements to our technology, to develop new systems or services or otherwise expand our business, and our business, operating results and financial condition will be materially and adversely affected.

We are dependent on our intellectual property.

         We believe that our success depends, in large part, on protecting our intellectual property in the United States and in foreign countries. Other than certain trademarks and patents, most of our intellectual property consists of proprietary or confidential information that is not subject to patent or similar protection. Competitors may independently develop similar or superior services, software or business models.

         We cannot assure you that we will be able to protect our intellectual property. There is no way to assure that third parties will not try to copy our service or business model or use our confidential information to develop competing services. Although we have applied for trademark protection for the TrackPower name, this name is not currently a registered trademark in the United States. We cannot assure you that we will be able to secure significant protection for this trademark. It is possible that our competitors or others will adopt product or service names similar to TrackPower, thereby impeding our ability to build brand identity and possibly confusing customers. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet and satellite-related businesses are uncertain and still evolving. As a result, we cannot predict the future viability or value of our proprietary rights. Policing unauthorized use of our technology is difficult and expensive. The laws of other countries may not adequately protect our intellectual property.

         We also cannot assure you that our business activities and products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights as well as distracting management and requiring us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

         We also rely on a variety of technologies that we license from third parties. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. If we lose any such licenses, or if we are unable to maintain or obtain upgrades to any of these licenses, it could delay completion of our proprietary software enhancements until equivalent technology is identified, licensed or developed and integrated.

We depend on our key personnel and we will need to attract and retain additional personnel.

         We are substantially dependent on the continued services and on the performance of our executive officers and other key employees. We do not maintain key person life insurance policies. Although many of our executive officers and key employees have entered into employment agreements, none of these agreements prevents any of them from leaving TrackPower. The loss of the services of any of our executive officers or other key employees could materially and adversely affect our business, operating results and financial condition. If we do not succeed in retaining our personnel and in attracting the required number of new employees, our business, operating results and financial condition could be materially and adversely affected. In addition, we might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures.

         Furthermore, we believe that our success will also depend upon our ability to attract, train and retain highly skilled marketing, sales and customer service personnel who have the required technical knowledge. Competition for employees with their skills is intense, and we expect that it will continue for the foreseeable future. We have from time to time experienced difficulty in locating candidates with appropriate qualifications.

         We may not be successful in attracting or retaining the required personnel, which could have a material and adverse effect our business, operating results and financial condition.

Problems related to the year 2000 issue could require us to incur unanticipated delays and expenses.

         The year 2000 issue exists because many computer systems and applications use two-digit fields to designate a year. Date-sensitive computer systems and programs may fail to recognize or correctly process the year 2000 as the century date change approaches or occurs. This inability properly to recognize or address the year 2000 may cause systems errors or failures that could seriously disrupt or prevent normal business operations. We rely on computer programs and systems in connection with our internal and external communication networks and systems, accounting and financial systems and other business functions. Based on our design process and assessment to date, we believe the current versions of our systems and services are year 2000 compliant. However, we cannot assure you that our programs designed to minimize the impact of the transition to the year 2000 on our electronic date-sensitive equipment, including the equipment at our outsourced function locations, will be completely successful or that the costs of implementing them will not exceed our current estimates. If they are not, the date change from 1999 to 2000 could have a material and adverse effect on our business, operating results and financial condition. The full extent of any adverse impact on our business is impossible to determine.

         Our business depends on the satisfactory performance and reliability of the external communication and computer networks, systems and services integral to satellite transmissions. These networks, systems and services are maintained or provided by third parties and affect the ability of our customers to access our services. We also rely on other systems and services that third parties provide to our customers. We cannot assure you that the third parties upon which our business depends will achieve year 2000 compliance. Any failure of third-party networks, systems or services upon which our business depends could have a material and adverse effect on our business, operating results and financial condition.

         As a result, the success of our plan to address year 2000 issues depends in part on parallel efforts being undertaken by third parties. We have begun to identify and initiate communications with third parties whose networks, systems or services are critical to our business to determine the status of their year 2000 compliance. We cannot assure you that all such parties will provide accurate and complete information, or that all their networks, systems or services will achieve full year 2000 compliance in a timely fashion. The most reasonably likely worst-case scenario for us resulting from year 2000 issues is that third-party noncompliance would disrupt, reduce or eliminate for a period of time the ability of our subscribers to access our service. If these occurrences are frequent or long in duration, they could have a material and adverse effect on our business, operating results and financial condition. The compliance of third-party global, national and local communications networks is not within our control. Accordingly, a contingency plan for this worst-case scenario does not exist, and we do not believe we will be able to develop one.

Our stock price may be extremely volatile.

         The market price of our common stock is likely to fluctuate substantially in the future. Fluctuations in the market price of our common stock may affect our visibility and credibility in the market. Furthermore, these fluctuations may be unrelated to the performance of our business.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as it may be amended from time to time, and Section 21E of the Securities Exchange Act of 1934, as it may be amended from time to time. Specifically, all statements other than statements of historical facts included in this prospectus, or incorporated by reference in this prospectus, regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words anticipate, believe, estimate, expect, may, will, continue and intend, and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but are not limited to those listed under the heading Risk Factors starting on page 6 and other cautionary statements in this prospectus and in the information incorporated in this prospectus by reference.

         Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.


                         SELECTED FINANCIAL INFORMATION


   Statements of Operations Data:

                                   12 mos ended 12 mos ended  12 mos ended 12 mos ended  9 mos ended   9 mos ended
                                         Feb 28       Feb 28        Feb 28       Feb 28       Nov 30        Nov 30
                                           1996         1997          1998         1999         1998          1999
                                           ----         ----          ----         ----         ----          ----
   Revenues:
     Two way radio sales                 74,644      596,507        76,480
     220 Mhz equipment sales            331,500                  2,638,219
     Midland royalties                                              43,990       11,375       10,125         7,909
     TrackPower subscriptions                                                                               30,152
     TrackPower wagering commissions                                                                         9,312
     Other                                                                          851                      4,430
     -------------------------------------------------------------------------------------------------------------
   Total revenues:                      406,164      596,507     2,758,689       12,226       10,125        51,803

   Costs and expenses:
     Cost of two way radio sales         53,126      587,030       102,621
     Cost of 220 Mhz equipment sales    272,800                  2,158,893
     General & administrative           737,438      923,795       693,982    1,242,796      955,500     3,763,509
     Depreciation and amortization       65,700       89,430        53,271       44,866       62,554        38,441
     Interest and Financing Expense                                 46,454      332,139      287,170       829,634
     Other                              318,989      228,654       943,851      175,620      (6,849)      (28,463)
     -------------------------------------------------------------------------------------------------------------
   Total costs and expenses:          1,448,053    1,828,909     3,999,072    1,795,421    1,298,375     4,603,121

   Net loss:                        (1,041,889)  (1,232,402)   (1,240,383)  (1,783,195)  (1,288,250)   (4,551,318)

   Other comprehensive income:
     Unrealized holdings gains
       (losses) on marketable securities                           144,132    (128,776)    (390,159)        13,801

   Comprehensive loss:              (1,041,889)  (1,232,402)   (1,096,251)  (1,911,971)  (1,678,409)   (4,537,517)

   Net loss per share of common stock     (.13)        (.07)         (.05)        (.07)        (.07)         (.16)

         The Company was in the wireless telecommunications business and intended to provide two-way radio communications in the 220 MHz band. The Company was the U.S. distributor for 800 MHz LTR Midland products but suspended the distribution of two-way radios and sold all remaining 220 MHz equipment and licenses during the year ended February 28, 1998.

         In January 1998, the Company acquired certain development stage assets from Simmonds Capital Limited, including the TrackPower trademark and other information and communications technology and contractual and intellectual property rights. The technology is in use in the United States to provide the satellite distribution of live horse-racing to subscribers homes and for placing wagers through a state licensed telephone account wagering entity.

         On July 1, 1999, the Company launched the TrackPower service under the EchoStar service.


   Balance Sheet Data:
                                             Feb 28       Feb 28       Feb 28       Feb 28        Nov 30
                                               1996         1997         1998         1999          1999
     Current assets                         794,576    2,661,298    1,237,950      646,064       175,731
     Property and equipment                 604,046        8,848        4,764       20,618        39,392
     Other assets                           602,470    1,344,599      600,084      571,984       474,447
     ---------------------------------------------------------------------------------------------------

   Total assets                           2,001,092    4,014,745    1,842,798    1,238,666       689,570

     Current liabilities                    144,035    1,295,460      414,937    1,732,213     1,696,462
     Long term debt                         564,254      540,896      158,337            -     2,730,000
     ---------------------------------------------------------------------------------------------------
   Total liabilities                        708,289    1,836,356      573,274    1,732,213     4,426,462

     Shareholders' equity                 5,725,442    7,843,430    8,030,816    8,179,716     9,473,888
     Accumulated deficit                (4,432,639)  (5,665,041)  (6,905,424)  (8,688,619)  (13,239,937)
     Accumulated other
       comprehensive income                                           144,132       15,356        29,157
     ---------------------------------------------------------------------------------------------------
   Total shareholders' equity (deficit)   1,292,803    2,178,389    1,269,524    (493,547)   (3,736,892)

   Total liabilities and
     shareholders' equity                 2,001,092    4,014,745    1,842,798    1,238,666       689,570

         The Balance Sheet Data table set forth above summarizes actual data on an actual basis.


                                 CAPITALIZATION

The following table sets forth our capitalization as of November 30, 1999.

This table excludes the following shares:

o 1,850,000 shares of common stock issuable upon the exercise of stock options outstanding under our employee stock options plans;

o 7,572,813 shares of common stock issuable upon the exercise of outstanding warrants;

o        3,960,000   shares  of  common  stock   issuable  upon   conversion  of
         convertible debentures; and

o 3,960,000 shares of common stock issuable upon the exercise of warrants that are issuable upon conversion of convertible debentures.

                                                                       Nov 30
                                                                         1999

Long-term obligations                                               2,730,000

Shareholders' deficit:
   Convertible preferred stock, no par value, unlimited
     Shares authorized, 1,000,000 shares to be issued
     (liquidation value $1,000,000)                                 1,000,000
   Common stock, $.0001 par value; unlimited shares
     authorized, issued and outstanding, 29,340,4012,934
   Additional paid in capital                                       7,813,954
   Common stock subscribed                                              7,500
   Warrants issued for guarantee                                      649,500
   Accumulated deficit                                           (13,239,937)
   Accumulated other comprehensive income                              29,157
                                                               --------------
Total shareholders' deficit                                       (3,736,892)
                                                               --------------
Total capitalization                                              (1,006,892)
                                                               --------------

                        MARKET FOR OUR COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS

         Our common stock trades under the symbol TPWR in the over-the-counter market on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. The table below sets forth the high and low bid quotations for our common stock for the fiscal years ended February 28, 1999 and 1998.


          ---------------------- -------------------------------- ----------------------------------
                                    Fiscal Year Ended 2/28/99         Fiscal Year Ended 2/28/98
          ---------------------- -------------- ----------------- ----------------- ----------------
                                     High           Low               High              Low
          ---------------------- -------------- ----------------- ----------------- ----------------
          First Quarter              .375           .20               .156              .062
          ---------------------- -------------- ----------------- ----------------- ----------------
          Second Quarter             .28            .115              .297              .047
          ---------------------- -------------- ----------------- ----------------- ----------------
          Third Quarter              .175           .08               .391              .141
          ---------------------- -------------- ----------------- ----------------- ----------------
          Fourth Quarter             .36            .08               .406              .125
          ---------------------- -------------- ----------------- ----------------- ----------------

         These quotations reflect only inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Shareholders

         On November 30, 1999, we had approximately 208 shareholders of record.

Dividends

         We have never paid a cash dividend on our common stock and do not expect to pay one in the foreseeable future. Payment of dividends in the future will depend on our earnings and cash requirements at that time.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

         Our business has changed from the sale and distribution of two Midland radios and the operation of 220 MHz analog dispatch licenses in fiscal year 1998 to our new TrackPower business initiative, the development of our Track Power service which, in conjunction with Penn, provides a satellite-based in-home electronics wagering system for horseracing content. Subject to legal and regulatory restrictions, we intend to add other sporting events later. Revenues during fiscal year 1999 were nominal as a result of the launch of our TrackPower service during fiscal year 2000.

         During fiscal 1999, we focused primarily on financing the launch of our TrackPower service and negotiating business relationships for the future. Although our new TrackPower business initiative began in the first half of fiscal year 2000, we anticipate continued operating losses until we reach a break-even level of subscribers. However, we cannot assure you that we will reach a break-even level of subscribers.

         On July 1, 1999 we relaunched the TrackPower service on four channels under the EchoStar DishNetwork service with a subscription fee of $19.99 per month or $125 per annum. During the three month period ended August 31, 1999, we also began earning wagering commissions under an agreement with Penn National Gaming, Inc. ("Penn Gaming"). Subsequent to the end of the quarter ended November 30, 1999 and effective January 10, 2000, reduced the number of channels to two and no longer charged a fee for the service.

         The decision to reduce the number of channels and eliminate the subscription fee was a significant step forward for the Company in response to changes in the marketplace. The reduction in channels has reduced the satellite transporter costs from $400,000 to $200,000 per month. Despite the reduction in the number of channels, we will effectively double the capacity of the previously-used four channel service by adding new switching and production equipment. We will now focus on marketing the wagering opportunity to horseracing fans. The free channels allow access to a larger audience. We will also focus more resources on marketing its interactive WebTV(TM) and computer platforms expected to be available in February 2000.

         Television Games Network ("TVG"), a service similar to TrackPower which is also free of charge, was launched in the fall of 1999 on EchoStar's DishNetwork. TVG accepts wagering from three U.S. States. The Racing Network ("TRN"), also similar service on EchoStar's DishNetwork, charges $24.999 and does not offer any wagering services. TrackPower's free channels will allow access to may of the TVG and TRN customers. TrackPower has launched an extensive marketing campaign offering the wagering opportunity to this audience.

         We believe that the TrackPower service is oriented toward the more serious core wagerer and therefore we have made the decision to focus on wagering by eliminating the subscription fee. We are attempting to attract more core wagerers to subscribe to the TrackPower service and begin wagering through Penn Gaming, thereby increasing the amount of wagering commissions earned by the Company.

         We have also hired key spokespeople, such as D. Wayne Lukas, a top thoroughbred trainer, and John Campbell, a top harness racing driver, to promote the service and gain credibility with the horseracing fans. We also hired a top handicapper and well-recognized wagering consultant to assist in marketing the product to active heavy wagerers.

         The decision to reduce to two channels from four has reduced monthly fixed transponder fees from $400,000 to $200,000. We are of the opinion that if the Company succeeds in accelerating the sing up rate of wagering account holders, a breakeven level of operations will occur sooner. In addition, due to the reduce costs the risk of being unable to raise sufficient financing to fund interim operating losses has been reduced.

         In November 1999, we changed the marketing campaign to refocus on attracting bettors to the TrackPower service rather than attracting mass levels of satellite subscribers. The marketing campaign has a specific focus on attracting heavy wagerers. Initial plans include offering a loyalty program and running a large handicapping tournament, the TrackPower National Handicapping Challenge with a total purse of $200,000. We believe that the key statistics that will measure the performance of the Company have shifted from number of satellite subscribers to wagering revenue and the number of wagering accounts, number of active account holders, and the amount wagered per active account.

Results of Operations

For the three month period ended November 30, 1999

         Our revenues for the three month period ended November 30, 1999 were $37,765, representing Midland royalty revenue of $3,393, TrackPower net subscription revenue of $25,489, wagering commissions of $8,750 and miscellaneous revenue of $133.

         Our operating expenses totaled $1,996,100 during the three month period ended November 30, 1999. Transponder fees were $1,200,000, advertising and marketing costs were $300,421, general and administrative expenses were $225,923, wages and consulting costs totaled $194,756 and management fees to Simmonds Capital totaled $75,000. As described previously transponder fees have been reduced to $200,000 per month effective January 10, 2000.

         Other expenses totaled $47,004 during the three month period ended November 30, 1999, including interest of $34,034, depreciation of capital assets and amortization of Midland distribution rights and TrackPower technology rights of $12,970.

         We recorded an unrealized holding loss of marketable securities of $3,773 during the three month period ended November 30, 1999. The loss is attributable to the declined in the market value, after adjusting for a one for five share consolidation, of Fifty Plus Network (formerly Ventel Inc.) shares from $0.67 to $0.425 during the quarter. We held 15,400 Fifty Plus Network common shares at November 30, 1999.

         Our net loss during the three month period ended November 30, 1999 (prior to unrealized holding gains or losses on marketable securities) was $2,005,339 and $2,009,112 after unrealized holding loss on marketable securities.

For the three month period ended November 30, 1998

         During the three month period ended November 30, 1998, we collected $2,378 on Midland distribution rights.

         We sold 87,400 Intek shares during the three month period ended November 30, 1998 at an average price of $1.47 for total proceeds of $128,327 representing a gain of $5,421. we also sold 70,000 Fifty Plus Network Inc. (formerly Ventel Inc.) shares at an average price of approximately $0.10 for total proceeds of $7,250, representing a gain of $1,428.

         Our operating expenses for the three month period ended November 30, 1998 were $235,563 consisting of $112,178 in wages and consulting costs, $75,000 in management fees to Simmonds Capital and $48,385 in general and administrative costs.

         Our financing costs totaled $25,522 during the three month period ended November 30, 1998, consisting primarily of interest.

         The closing trading value of our investment in Intek common shares increased from $1.56 at August 31, 1998 to $1.84 at November 30, 1998 and the trading value of Fifty Plus Network, Inc. common shares closed at $0.52. Accordingly, we recorded an unrealized holding gain on marketable securities of $131,481 during the three month period ended November 30, 1998.

         During  the  three  month   period  ended   November   30,  1998,   our
comprehensive loss was $141,227 or $0.01 per share.

For the nine month period ended November 30, 1999

         Our revenues for the nine month period ended November 30, 1999 were $51,803, comprised of net TrackPower subscription revenues of $30,152, Midland distribution right royalties of $7,909, TrackPower wagering commissions of $9,312 and miscellaneous revenues of $4,430.

         Our operating expenses for the nine month period ended November 30, 1999 were $3,763,509, comprised of $2,200,00 in EchoStar transponder fees, general and administrative expenses of $526,004, advertising and marketing costs of $450,425, wages and consulting costs of $362,080 and management fees paid to Simmonds Capital of $225,000.

         Other expenses for the nine month period ended November 30, 1999 were $839,612, consisting of one time $649,500 non cash guarantee fee, $147,409 of interest on notes payable and preferred shares, non-cash financing costs of $32,725, a net gain on sales of marketable securities of $28,463 and depreciation of capital assets and amortization of Midland distributions rights and TrackPower technology rights of $38,441.

         Our one time non-cash guarantee fee represents the estimated valued of guarantee provided by Simmonds Capital on the Company's obligations under a satellite distribution services agreement with EchoStar.

         During the six month period ended August 31, 1999, we sold 256,800 Intek common shares for net proceeds of $635,903 and 270,000 Fifty Plus Network (formerly Ventel, Inc.) shares for net proceeds of $16,696. The net gain of sales of Intek shares was $29,587 and the loss on sales of Fifty Plus Network shares was $1,124.

         Our net loss for the nine month period ended November 30, 1999, prior to unrealized holding gains or losses on marketable securities, was $4,551,318.

         We recorded an unrealized holding gain on marketable securities of $13,801 due to the appreciation in the market value of Fifty Plus Network shares form $0.33 on February 28, 1999 to $0.425 on November 30, 1999.

         Our comprehensive loss for the nine month period November 30, 1999 was $4,537,517 or $0.16 per share.

For the nine month period ended November 30, 1998

         Our revenues during the nine-month period ended November 30, 1998 were $10,125, consisting of Midland royalty revenues.

         Our operating expenses, for the nine month period ended November 30, 1998 were $955,500 consisting of $397,664 in wages and consulting costs, $225,000 in management fees to Simmonds Capital, $284,058 in general and administrative costs and $48,778 of nonrecurring costs to close down the former head office.

         Other expenses totaled $342,875, during the nine month period ended November 30, 1998, and consisted of $287,170 in non-cash financing costs (common shares issued in connection with notes payable for the purpose of funding the operations of the company), a gain of $6,849 on the sale of marketable securities and depreciation of capital assets and amortization of Midland distribution rights totaling $62,554.

         During the nine month period ended November 30, 1998, we recorded an unrealized holding loss on marketable securities of $390,159 due to the decline in value of the Company's Intek and Fifty Plus Network shares.

         Our comprehensive loss was $1,678,409, $0.07 per share, during the nine month period ended November 30, 1998.

Fiscal year ended February 28, 1999

         We had a comprehensive loss of $1,911,971 during the fiscal year ended February 28, 1999 consisting of an unrealized holding loss on marketable securities of $128,776 and a net loss from operations of $1,783,195. We paid dividends of $67,500 to a related party on that party's shares of our convertible preferred stock.

         We recorded an unrealized holding loss on marketable securities of $128,776 arising from holding shares of Intek Global Corporation and Ventel Inc. common stock during the year. The price per share of Intek Global fell from $2.67 on February 28, 1998 to $2.313 on February 28, 1999 and the price per share of Ventel Inc. fell from $0.069 on February 28, 1998 to $0.066 on February 28, 1999.

         Our net loss from operations during the current year included a loss of $128,238 from the disposition of 161,581 shares of Intek Global Corporation common stock and 997,446 shares of Ventel Inc. common stock.

         We earned $11,375 in royalty revenue under a sub-license of Midland distribution rights to certain territories in western Canada. As a result of low royalty revenue during the fiscal year ended February 28, 1999 and the expectation that royalties will remain at these lower levels, we wrote down the Midland distribution rights by $47,382.

         General and administrative expenses decreased 11% from $606,473 in the fiscal year ended February 28, 1998 to $541,367 in the fiscal year ended February 28, 1999. Our expenses relates to our Track Power service, which consisted primarily of consulting costs attributable to the development of our new business, amounted to $401,429.

         We recorded amortization of $19,921 on our TrackPower trademark and other intellectual property rights during the current year.

         We financed our pre-operating losses by borrowing using our marketable securities as security. We completed two financing of notes payable during the current year for a total of $850,000. We incurred interest and other financing related costs totaling $319,542 under these notes.

         Our basic and diluted loss per share was $.07 during the current year.

Fiscal year ended February 28, 1998

         Revenue from operations during the fiscal year ended February 28, 1998 totaled $2,758,689, which included the sale of 22 of our 220 Mhz licenses for a total of $2,638,219, which represented a gain of $479,326, and the sale of our international Midland distribution rights for the territories of Mexico, South America, Pacific Rim, Australia, New Zealand, Thailand and Southeast Asia for $292,500, at a loss of $324,375.

         Total costs and expenses, excluding the cost of sale of our 220 Mhz systems, were $1,840,179 in 1998. General and administrative expenses were $606,473. The basic and diluted loss per common share in the fiscal year ended February 28, 1998 was $0.05.

         We expect to experience material pre-operating losses attributable to the implementation of our TrackPower service.

Financial Condition

         Our total assets decreased from $744,786 on August 31, 1999 to $689,570 on November 30, 1999. The decrease is primarily the result of a $59,443 decrease in cash offset by a $3,773 reduction in the value of our marketable securities.

         Our decrease in cash during the three month period ended November 30, 1999 was caused by $1,258,251 of new funding being insufficient to offset the $1,315,062 used in operations and $2,632 in capital asset acquisitions.

         The value of our marketable securities, which consists of 15,400 Fifty Plus Network common shares, decreased from $10,318 at August 31, 1999 to $6,545 at November 30, 1999. At November 30, 1999 our marketable securities consisted of 15,400 shares of Fifty Plus Network valued at a market price of $0.425 per share.

         Our working capital deficit, after adjusting for related party amounts, increased from $411,607 at August 31, 1999 to $1,177,982 at November 30, 1999. The change resulted from a significant increase in accounts payable relating to transponder fees.

         Our shareholders equity deficit increased from $1,756,031 at August 31, 1999 to $3,736,892 at November 30, 1999. The increase in the deficit during the current quarter is a result of $2.0 million comprehensive loss. We expect the deficit to continue to rise until a break-even level of operations is achieved.

         Options   exercised  to  purchase  common  shares  of  the  Company  by management during the three month period ended November 30, 1999 totaled 188,333 shares for an increase in stockholders capital of $28,251.

         During the fiscal year ended February 28, 1999, total assets decreased from $1,842,798 to $1,238,666. The decrease is directly proportional to the drop in marketable securities during the year. As a result of unrealized holding losses and sales of securities, marketable securities decreased from $1,209,844 to $616,880. We sold 161,581 shares of Intek common stock and 997,446 shares of Ventel common stock during the year.

         Our working capital ratio declined from 2.98 at the beginning of the fiscal year ended February 28, 1999 to 0.38 at the end of the fiscal year ended February 28, 1999. However, we owe approximately $652,000 of our current liabilities as at February 28, 1999 to related parties. In addition, subsequent to the end of the fiscal year ended February 28, 1999, all $595,000 in notes payable were either converted to our common equity or were repaid from the proceeds of a new private placement.

         Shareholders' equity decreased from $1,269,524 to a deficit of $493,547. This decrease is attributable to common stock and paid in capital increasing by $183,395 as a result of issuing common stock from treasury which was more than offset by the accumulated deficit increasing by $1,783,195 and the accumulated holding gain decreasing by $128,776.

Liquidity and Capital Resources

         Our ability to continue to fund losses arising from costs and expenses exceeding revenue is connected to its ability to raise additional financing prior to achieving a break even level of operating results. We have and continue to raise funds primarily by issuing new convertible debt.

         At November 30, 1999 there were $2,730,000 outstanding in convertible debentures. Debentures totaling $1,250,000 issued on June 10, 1999 which were convertible into common shares of the Company at $1.25, were converted, on December 17, 1999 by special resolution of the Board of Directors at $.50 per share. At November 30, 1999 there was $1,480,000 face value in convertible debentures outstanding with conversion privileges at $.60 per share, which were also amended, by special resolution of the Board of Directors, to adjust the conversion rate to $.50. Both special resolutions were approved to assist us in raising sufficient financing to continue to fund the operating losses.

         As of January 14, 2000 we have received commitments for the issuance of $5,000,000 in new convertible debentures, of which $3,626,000 have been received.

         Simmonds Capital has provided two guarantees to the Company: a general guarantee of all the obligations of the Company until March 1, 2000 and a guarantee of our obligations under the Transponder Encryption Services Corporation agreement. In exchange, during the quarter ended August 31, 1999, Simmonds Capital received 1,000,000 warrants to purchase our common stock at $2.50, valued at $649,500, and also received the option to convert the $1.5 million earnout, received in the January 1998 transaction, into 750,000 shares. The earnout was based on 10% of annual EBITDA up to a maximum of $1,500,000, after the Company's retained earnings become positive, Simmonds Capital has funded and will continue to fund day-to-day operating case flow shortages.

         We financed the development of our TrackPower service during the current fiscal year by issuing notes payable totaling $850,000 in two transactions of $500,000 and $350,000. Our marketable securities served as security for the notes payable. Prior to the end of the fiscal year, we repaid $255,000 of the notes from proceeds of the sale of securities.

         In addition, Simmonds Capital Limited, an Ontario corporation ("SCL"), a related party, funded a portion of our operations during the fiscal year ended February 28, 1999. On June 10, 1999, SCL committed to provide us with additional funding for one year, in the event that we are unable to fully support the development of our TrackPower service. Furthermore, SCL has guaranteed our obligations under a satellite distribution services agreement with EchoStar.

         We cannot assure you that we will generate sufficient revenues to fund our operations.

Year 2000

         We are developing our new TrackPower service to be year 2000 compliant. We will, prior to consummating any new business contracts, require year 2000 compliance certification from the contracting party.

         We do not know the incremental cost of year 2000 compliance at this time, but we believe that due to our outsourcing of the majority of our operating tasks, the cost will not be significant. If the systems of our business partners are not year 2000 compliant at December 31, 1999, this may have a material and adverse effect on our business, operating results and financial condition. See "Problems related to the year 2000 issue could require us to incur unanticipated delays and expenses" on page 14.

Inflation

         Inflation has not had a significant impact on TrackPower during the last two fiscal years.

                                    BUSINESS

                                TrackPower, Inc.

Industry Background

         During the last two decades, there has been an increase in off-track wagering, which involves wagering without actually visiting a racetrack. We believe that the basis for this trend is the desire for convenience. Most tracks in the United States now import and export simulcast video of live horseracing occurring within the United States. We believe that importing video of premier tracks to a racetrack or an off-track wagering facility will attract significant wagering. We plan to capitalize on this on-track to off-track trend by providing the very same full card video signal available in an off-track facility directly to our subscribers' home or place of work.

         According to a report prepared for the American Horse Council Foundation by Barents Group LLC in December 1996, referred to in this prospectus as the Barents Report, over 7 million people participate in the horse industry in the United States. It has been estimated that in 1997 horseracing wagering exceeded $100 billion worldwide and $15 billion in the United States. We believe that the horse industry contributes over $25 billion each year to the United States Gross Domestic Product.

         The majority of horseracing wagering is through either pari-mutuel wagering, primarily in North America, or fixed-odds wagering, primarily in other parts of the world such as the United Kingdom. In pari-mutuel wagering, the entity accepting the wager, also known as the house, retains a percentage fee from the total amount wagered in the pool. The house distributes the pool to tax authorities, horsemen, through purses, and, normally, pays a fee to the simulcast originator, and keeps the remainder as profit. Under pari-mutuel wagering, the house bears no risk. Under fixed odds wagering, the house bears a risk of possible loss. The house sets odds, collects all wagers and distributes all amounts payable to winners. If the amount collected is less than the amount paid out, the house must bear the resulting loss.

           We believe that a major portion of the wagering in the United States is off-track. Off-track wagering includes telephone account wagering, off-track wagering establishments and wagering on simulcasted races at other tracks. Telephone account wagering involves establishing a wagering account with a licensed account wagering entity, such as Penn National, depositing funds into the account and then placing wagers, usually over a telephone.

Our TrackPower Service

         We believe that our TrackPower service, when fully implemented, will distribute live horseracing video to our subscribers' homes via satellite and a number of other platforms and will enable our subscribers to place wagers using interactive television technology. We intend to use our TrackPower service to deliver the wages to a state license account wagering entity, but we will not accept or place any wagering transactions.

Video Service

         Since July 1, 1999, our TrackPower service has been broadcast by Echostar's Dish NetworkTM, which has over 2.7 million current subscribers. TrackPower's live video is currently broadcast digitally via the Dish NetworkTM and, we believe, will provide an additional channel of streaming video via broadband and 56K modems in the future. The Dish NetworkTM provides us with all billing, customer service, technical infrastructure and other assistance, as well as subsidized hardware which is available through EchoStar's 20,000 local dealers. The Dish NetworkTM also broadcasts over 230 other channels, which are available to TrackPower subscribers for additional monthly fees. In order to receive our TrackPower service, a subscriber must purchase an 18-inch Dish NetworkTM satellite dish and a Dish NetworkTM set-top box. The base model begins at $149.00, while the top model, the DISHPlayerTM, is available at $199.00. The DISHPlayerTM set-top box is a WebTV receiver in addition to a satellite receiver. It has a hard drive and will be used to interact with our service.

Content

         Currently our TrackPower service carries over thirty tracks, including some of the most prestigious thoroughbred and standard bred tracks in the United States.

Wagering Services

         On July 9, 1999, we finalized an agreement with Penn, pursuant to which Penn provides wagering services to our subscribers. Penn's wholly-owned subsidiary, Penn National Race Course, a licensed pari-mutuel wagering facility in the state of Pennsylvania, will accept the wagers through its existing phone wagering system. Penn has agreed to pay us a fee of up to 4.75% of the gross wagering through Penn National Race Course from our TrackPower subscribers in exchange for using our video system and marketing their services to our TrackPower subscribers.

Technology

         Our TrackPower interactive wagering service will operate on a highly-secure, closed-loop subscriber-based network. We have outsourced most of the technology development required for our TrackPower service and will likely continue to do so in the future. EchoStar is currently responsible for providing all required technology and hardware for the continued operation and development of the video aspect of our TrackPower service.

         We recently finalized an agreement with eBet Ltd., or eBet, which currently operates a wagering system in Australia and New Zealand, to provide the interactive components of our TrackPower service, including the interactive wagering interface for both the computer and interactive television platforms. This allows us to eliminate the capital expenditures and technical risk of developing our own interactive interface.

TrackPower.com Features

         Our TrackPower service is currently available on television through the Dish NetworkTM service and will later, we believe, be available via computer. Wagering is available via telephone account wagering today and, we believe, will be available in the future via computer or via a television closed-loop subscription network. We believe that our TrackPower service will be able to provide real-time odds, past performances and statistical information in the future via television and computer.

Marketing

         There are three  core  audiences  that we intend to focus on during the first phase of our marketing strategy. The primary target market is large handicappers/bettors, industry participants and current Dish NetworkTM subscribers. We believe that there are currently over 7 million industry participants and approximately 2.7 million Dish NetworkTM subscribers.

         We intend to contact prospects in this market via different types of media. The most significant will be direct mail campaigns, through handicapping services, publications and industry organizations, using magazine and radio advertising to reinforce name recognition of TrackPower.com.

         We are currently building relationships with trade publications and developing an alliance with companies such as the Daily Racing Form, or DRF. We believe that we can increase industry leaders' and participants' awareness of TrackPower.com through advertisements and editorials in these publications.

         We are also conducting joint marketing programs with both the Dish NetworkTM and Penn. We intend to contact Dish NetworkTM subscribers through bill inserts, commercials, newsletters and entertainment magazines and Penn Telebet account holders through direct mail, newsletters and live demonstrations.

         We also intend to use telemarketing and a VIP program that will encourage interactive wagering through Penn National and to conduct marketing initiatives such as a guaranteed $10,000 Pick 6 with the DRF on Breeders Cup day and a $200,000 National Handicapping Challenge contest during February 2000.

Revenue Sources

         We believe that the revenues from our TrackPower service in its initial horseracing form will stem from wagering commissions.

         Wagering Revenue. Under pari-mutuel wagering, a state licensed wagering entity, such as Penn National, retains a percentage fee from each accepted wager. The wagering entity pays all statutory taxes and returns a portion of the wagering revenue to horsemen in the form of purses. After these payments, the wagering entity normally pays a fee to the simulcast signal originator and keeps the remainder. Under the terms of our agreement with Penn, we receive a percentage of up to 4.75% of the gross wager revenue from subscribers as payment for providing video services.

Expansion

         Although our TrackPower service was launched as a horseracing service, we also intend to expand our service offerings to include other sports involving wagering, such as jai alai and dog racing, both of which are established pari-mutuel sporting ventures that are popular in certain regions of the United States.

         In addition, subject to changes in the legal and regulatory frameworks, we intend to eventually simulcast and process wagering on other live sports events, such as football, baseball and basketball. Wagering on these sports is currently only legal in the State of Nevada.

         We believe that Canada may represent a significant horseracing market for our TrackPower service. However, we believe that landing the TrackPower video signal is not legal under current Canadian legislation. We are investigating alternative signal delivery options.

         We believe that substantial growth in revenue may be achieved by entering certain markets such as Puerto Rico and Mexico. Puerto Rico currently has a base of EchoStar subscribers who already possess the set-top box and satellite dish required to receive our TrackPower service and who can become TrackPower subscribers simply by calling EchoStar and ordering our service.

Management

         Members of our management team have industry experience in broadcast communications, project management, marketing to the racing industry and other industries, as well as many years of participation in the racing industry through owning and breeding horses. We believe that our current management team is well suited to continue to develop and grow our business.

Hardware Sales

         We plan to out-source as many functional tasks as possible. The hardware required for our TrackPower service is available direct from EchoStar or through the EchoStar network of approximately 20,000 dealers. Subscribers can install the system themselves or contract the dealer to install it.

Corporate Information and Description of Property

         We were incorporated on June 30, 1993 in Wyoming. The addresses and telephone numbers of our principal executive offices are 67 Wall Street, Suite 2411, New York, NY 10005, (212) 804-5704 and 580 Granite Court, Pickering, Ontario L1W 3Z4, (905) 839-1430.

                                LEGAL PROCEEDINGS

         We are not presently party to any pending litigation the outcome of which could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

         John G. Simmonds, 49, was appointed chairman of the board of directors and chief executive officer of TrackPower effective January 29, 1998. Mr. Simmonds is the founder of Simmonds Capital

Limited, or SCL, formerly Simmonds Communications Ltd., a company listed on the Toronto Stock Exchange. Since 1991, Mr. Simmonds has served as chairman, president and chief executive officer of SCL. SCL is involved in the wireless communications business as a systems integrator and in the electronics business as a manufacturer and distributor of electronic components and related products. From 1994 to 1996, Mr. Simmonds served as chief executive officer of Intek Global Corporation, formerly Intek Diversified Corp., a company listed on the Nasdaq SmallCap Market. Intek is involved in the specialized mobile radio market in the United States and owns and manages SMR licenses in the 200 MHz frequency. Between September 1995 and November 1997, Mr. Simmonds served as the chairman of Ventel Inc., a company listed on the Vancouver Stock Exchange. Ventel provides secured loans to developing companies in the specialized radio market in the United States. Mr. Simmonds was a member of the board of directors of Intek from 1994 until his resignation during 1998 and has resigned from the board of directors of Ventel.

         Kenneth J. Adelberg, 46, has been a director of TrackPower since April 1, 1996. Mr. Adelberg, who holds Bachelor of Science degrees in biophysics and psychology from Pennsylvania State University, is the president and chief executive officer of HiFi House Group of Companies, a founder and a director of Republic First Bancorp and a founder and former director of U.S. Watts. Since 1995, Mr. Adelberg has been a director of Global Sports Inc., a company listed on the Nasdaq SmallCap Market.

         Lawrence P. Aziz, 52, has been a director of TrackPower since August 25, 1999. Mr. Aziz has occupied several senior management positions in the office furniture manufacturing industry, including vice president of sales for Biltrite Manufacturing for four years. In 1988, Mr. Aziz founded PBI Office Interiors, a leading office furniture dealership offering interior design and supplying products and services to major corporations and financial institutions throughout the United States and Canada. Mr. Aziz continues to own and operate PBI. Mr. Aziz is also a private pilot and maintains an active role with the Canadian Cancer Society.

         Charles Cernansky, 45, has been a director of TrackPower since August 1997. Mr. Cernansky has a securities principal registration with Pellinore Securities Corp., a New York City-based broker-dealer, and, since 1992, has been a principal of WestCap Partners, Inc., a Manhattan-based financial investment and merchant banking consulting and advisory services firm. Mr. Cernansky is experienced in business development and consults on overall corporate financial functions, tax planning, corporate finance strategy and venture capital activities and provides merger-acquisition assistance. Mr. Cernansky holds a Bachelor of Science degree from SUNY College at Brockport, an M.B.A. from Rensselaer Polytechnic Institute and a J.D. from Albany Law School of Union University. Mr. Cernansky is an attorney and C.P.A. in the State of New York.

         Ian Macdonald, 44, has been a director of TrackPower since June 1996. Mr. Macdonald, who holds a Bachelor of Science degree in economics, an M.B.A. in marketing and is a C.A., is the chairman and chief executive officer of The Versatech Group Inc., an auto parts manufacturer listed on the Toronto Stock Exchange. Mr. Macdonald has been managing director of Tri-Capital Management Limited, a Toronto-based private merchant bank, since 1989.

         Arnold K. Smolen, 57, has been a director of TrackPower since August 25, 1999. Mr. Smolen graduated from the Philadelphia College of Pharmacy and Science with a Bachelor of Science degree in 1965. From 1974 to 1994, Mr. Smolen owned and operated a chain of pharmaceutical stores. He is presently a consultant of Northwest Tennis, Inc. and is executive vice president and principal of Percival Financial Partners. Mr. Smolen has been actively involved as a breeder of thoroughbred racehorses in the Mid-Atlantic area for over twenty-five years and is a licensed owner in Maryland, West Virginia, Delaware, New Jersey, Pennsylvania and New York.

Executive Officers and Significant Employees

         Gary  N.  Hokkanen,  43,  was  appointed  chief  financial  officer  of
TrackPower in February 1998. Mr. Hokkanen's principal occupation is an accountant and he holds a Certified Management Accountant, or CMA, designation from Society of Management Accountants of Ontario. Mr. Hokkanen has also been vice president, finance/chief financial officer of SCL since July 1997. From April 1996 to July 1997, Mr. Hokkanen was treasurer of SCL. From June 1994 to April 1996 he was manager, finance & treasury of SCL. From May 1986 to June 1994, Mr. Hokkanen was manager, financial planning & analysis, with CUC Broadcasting Limited, which was a privately-owned Canadian cable TV multiple system operator prior to being acquired by Shaw Communications Inc.

         Carrie J. Weiler, 40, joined the Simmonds group of companies in 1979. Ms. Weiler has been secretary of TrackPower since February 1998 and was promoted to vice president of corporate development for SCL and its divisions in 1994. Ms. Weiler continues to serve in this capacity and is a key liaison between the compensation and audit committees and the board of directors of SCL.

         The Company's directors will serve until the next annual meeting of shareholders and until their respective successors are duly elected and shall have qualified. The By-laws of the Company provide that the number of directors of the Company shall be fixed by the shareholders or the Board of Directors and shall be not less than three or more than fifteen. The number has been fixed by the Board of Directors at seven. The Company's Articles of Incorporation provides that directors may be removed by the shareholders, with or without cause, upon the affirmative vote of the holders of a majority of the votes cast and at a meeting called for the purpose of such removal.

         There are no family relationships among any of the directors or executive officers of the Company.


                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended February 28, 1999, February 28, 1998 and February 28, 1997 of those persons who were, during all or part of the fiscal year ended February 28, 1998, the chief executive officer. None of our other executive officers received compensation in excess of $100,000 in fiscal year ended February 28, 1999.


------------------------------------------------------------- -------------------------------------------------------
                                                                              Long Term Compensation
                                     Annual Compensation
------------------------------------------------------------- -------------------------------------------------------
                                                                  Awards                      Payouts
------------------------------------------------------------- ---------------- --------------------------------------
                                                                               Restricted
Name and Principal Position    Year     Salary     Bonus      Other Annual     Stock Awards   Options/    LTIP
                                                              Compensation                     SARS(#)    Payouts
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
John G. Simmonds               1999        (1)        (1)           (1)            None        250,000       None
Chairman of the Board,
Chief Executive Officer and
President
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1998        (1)        (1)           (1)            N/A         250,000       N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1997        N/A        N/A           N/A            N/A           N/A         N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------

------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
Gary N. Hokkanen               1999        (1)        (1)           (1)            None        100,000       None
Chief Financial Officer
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1998        (1)        (1)           (1)            N/A         100,000       N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1997        N/A        N/A           N/A            N/A           N/A         N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
Carrie J. Weiler               1999        (1)        (1)           (1)            None        200,000       None
Vice President and
Corporate Secretary
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1998        (1)        (1)           (1)            N/A         100,000       N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------
                               1997        N/A        N/A           N/A            N/A           N/A         N/A
------------------------------ -------- ---------- ---------- ---------------- ------------- ------------ -----------

(1) In connection with the acquisition of certain assets of SCL in January 1998, we agreed to pay to SCL an aggregate of $25,000 per month, commencing February 1998 and terminating at the end of July 1999, for the services of Mr. Simmonds, Mr. Dunstan, Ms. Weiler and Mr. Hokkanen. We have no long-term incentive plan.

Option Grants Table for Fiscal 1999

         We did not grant any stock options or stock appreciation rights under any of our stock option plans during the fiscal year ended February 28, 1999.

         We adopted our 1993 Compensatory Stock Option Plan, or Stock Option Plan, for our officers, key employees, potential key employees, non-employee directors and advisors. We reserved a maximum of 4,000,000 shares of our common stock to be issued upon the exercise of options granted under the Stock Option Plan. The Stock Option Plan does not qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1986, as amended. Options are granted under the Stock Option Plan at exercise prices to be determined by our board of directors or stock option committee. With respect to options granted pursuant to the Stock Option Plan, optionees will not recognize taxable income upon the grant of options, but will realize income or capital loss at the time the options are exercised to purchase common stock. The amount of income will be equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. We will be entitled to a compensating deduction in an amount equal to the taxable income realized by an optionee as a result of exercising the option. The Stock Option Plan is currently administered by our board of directors. We maintain three other stock option plans but have not granted any options under these plans.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

         The following table sets forth information regarding the exercise of stock options during the last fiscal year by the executives named in the Summary Compensation Table on page 25 and the fiscal year-end value of unexercised options.


------------------------ ---------------------- ----------------------- --------------------- ----------------------
Name                     Shares Acquired on     Value Realized          Number of             Value of Unexercised
                         Exercise                                       Unexercised Options   In-the-Money Options
                                                                        at February 28, 1999  at February 28, 1999
                                                                                              exercisable/
                                                                                              unexercisable (1)
------------------------ ---------------------- ----------------------- --------------------- ----------------------
John G. Simmonds                 None                    N/A                  500,000                $17,500
------------------------ ---------------------- ----------------------- --------------------- ----------------------
Gary N. Hokkanen                 None                    N/A                  200,000                 $7,000
------------------------ ---------------------- ----------------------- --------------------- ----------------------
Carrie J. Weiler                 None                    N/A                  300,000                $14,000
------------------------ ---------------------- ----------------------- --------------------- ----------------------

(1) Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year end.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information as of November 30, 1999 regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of common stock of (i) each person who is known to TrackPower to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director of TrackPower and each executive officer of TrackPower named in the summary compensation table below and (iii) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed in the table.

Security Ownership of Certain Beneficial Owners

-------------------------------- ----------------------------- -----------------
Name and address of                  Amount and nature of         Percent of
beneficial owner                     beneficial ownership        Common Stock
-------------------------------- ----------------------------- -----------------
Simmonds Capital Limited
580 Granite Court                       7,377,558 (1)               22.4%
Pickering, Ontario
Canada  L1W 3Z4
-------------------------------- ----------------------------- -----------------
John G. Simmonds
580 Granite Court                       1,965,422 (3)                6.6% (2)
Pickering, Ontario
Canada  L1W 3Z4
-------------------------------- ----------------------------- -----------------

(1) SCL owns an aggregate of 3,727,558 shares of our common stock, representing 12.70% of the aggregate shares of our outstanding common stock. See footnote 3 under Security Ownership of Management on page
         27. In addition, SCL owns (i) 1,000,000 shares of our preferred stock, which are convertible into an aggregate of 1,000,000 shares of our common stock; (ii) warrants to purchase 1,250,000 shares of our common stock at an exercise price of $2.00 and 1,200,000 shares of our common stock at an exercise price of $2.50; and (iii) $250,000 of debentures convertible into 200,000 shares of our common stock; assuming the conversion of this preferred stock and these debentures and the exercise of these warrants, SCL owns 22.4% of our outstanding common stock. This does not include any securities of TrackPower owned by certain directors and/or officers of SCL who are also directors and/or officers of TrackPower.

(2)      Based on 29,340,401 shares outstanding at November 30, 1999.

(3) Includes 800,000 options to purchase our common stock from SCL, which is also included in the amount of common stock held by SCL listed in footnote 1 above.

Security Ownership of Management

         The following table sets forth the beneficial ownership of our common stock as of December 1, 1999, by each director, each executive officer named in the Summary Compensation Table on pages 25 and 26, and by all directors and executive officers of TrackPower as a group:

------------------------------------- --------------------------- -------------------------
Name and address of                      Amount and nature of            Percent of
beneficial owner                       beneficial ownership (1)       Common Stock (2)
------------------------------------- --------------------------- -------------------------
John G. Simmonds (3)(12)
580 Granite Court
Pickering, Ontario
Canada  L1W 3Z4                                  1,965,422                  6.6%
------------------------------------- --------------------------- -------------------------
Kenneth J. Adelberg (4)
1001 Sussex Blvd.
Broomall, Pennsylvania 29008                       691,237                  2.3%
------------------------------------- --------------------------- -------------------------
Lawrence P. Aziz (5)
PBI Office Interiors
1305 Morningside Ave., Unit 15
Scarborough, Ontario
Canada  M1B 3Z5                                    237,258                  0.8%
------------------------------------- --------------------------- -------------------------
Charles Cernansky (6)
WestCap Partners, Inc.
745 Fifth Avenue
New York, New York 10151                           394,625                  1.3%
------------------------------------- --------------------------- -------------------------
J. Harry Dunstan (7)(12)
6 Damascus Drive
Caledon East, Ontario
Canada L0N 1E0                                   1,076,936                  3.7%
------------------------------------- --------------------------- -------------------------
Gary Hokkanen (8)
580 Granite Court
Pickering, Ontario
Canada  L1W 3Z4                                    400,000                  1.4%
------------------------------------- --------------------------- -------------------------
Ian Macdonald (9)
The Versatech Group
4307 Village Centre Court
Mississauga, Ontario
Canada L4Z 1S2                                     858,750                  2.9%
------------------------------------- --------------------------- -------------------------
Arnold K. Smolen (10)
2515 Boston St., Unit 1103
Baltimore, Maryland  21224                         124,200                  0.4%
------------------------------------- --------------------------- -------------------------
Carrie Weiler (11)
580 Granite Court
Pickering, Ontario
Canada  L1W 3Z4                                    700,000                  2.4%
------------------------------------- --------------------------- -------------------------
All executive officers and directors
as a group, including those named
above (9 persons) (12)                           6,448,428                 21.4%
------------------------------------------- --------------------------- -------------------------

(1) Except as otherwise indicated below, each person or entity in this table has voting and investment power with respect to the securities he or it owns.

(2)      Based on 29,340,401 shares outstanding at November 30, 1999.

(3) Represents (a) 418,164 shares of our common stock; (b) 250,000 options to acquire our common stock granted under the Stock Option Plan effective September 8, 1997, at an exercise price of $.40 per share, all of which are fully exercisable; (c) 400,000 options granted by SCL to acquire shares of our common stock held by SCL on January 12, 1998, at an exercise price of $.01 per share, all of which are fully exercisable, subject to certain conditions regarding the minimum trading price of our common stock for a specified period; (d) 400,000 options granted by SCL on January 28, 1998 to acquire our common stock held by SCL, at an exercise price of $.25 per share, all of which are fully exercisable, subject to certain conditions regarding the minimum trading price of our common stock for a specified period; (e) $125,000 of our convertible debenture which is convertible into 100,000 shares of our common stock issued on June 10,1999; (f) 100,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (e); (g) 147,258 shares of our common stock owned by Mr. Simmonds' wife Deborah Simmonds; (h) $31,250 of our convertible debenture convertible into 25,000 shares of our common stock issued on June 10, 1999 owned by Mr. Simmonds' wife Deborah
         Simmonds; (i) 25,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (h), owned by Mr. Simmonds' wife Deborah Simmonds; (j) 50,000 shares of our common stock held in trust by Mr. Simmonds' wife Deborah Simmonds for Mr. Simmonds' son Jack Simmonds;
         (k) $31,250 of our convertible debenture which is convertible into 25,000 shares of our common stock issued on June 10, 1999 held in trust by Mr. Simmonds' wife Deborah Simmonds for Mr. Simmonds' son Jack Simmonds; and (l) 25,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (k) held in trust by Mr. Simmonds' wife Deborah Simmonds for Mr. Simmonds' son Jack Simmonds.

(4) Represents (a) 341,237 shares of our common stock; (b) options to acquire 250,000 shares of our common stock granted under our Stock Option Plan on March 18, 1999 at an exercise price of $.15 per share, all of which are fully exercisable; (c) $62,500 of our convertible debenture convertible into 50,000 shares of our common stock issued on June 10, 1999; and (d) 50,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (c).

(5) Represents (a) 197,258 shares of our common stock; (b) $25,000 of our convertible debenture issued on June 10, 1999 which is convertible into 20,000 shares of our common stock; and (c) 20,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (b).

(6)      Represents (a) 17,625 shares of our common stock owned by an affiliate;
         (b) 15,000 warrants owned by an affiliate to purchase our common stock at an exercise price of $.30 per share issued on April 17, 1998, all of which are fully exercisable; (c) 350,000 shares of our common stock;
         (d) $7,500 of our convertible debenture, owned by an affiliate, convertible into 6,000 shares of our common stock issued on June 10, 1999; and (e) 6,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (d).

(7) Represents (a) 200,000 options to acquire our common stock granted under the Stock Option Plan effective September 8, 1997, at an exercise price of $.40 per share, all of which are fully exercisable; (b) 250,000 options to acquire our common stock granted under the Stock Option Plan effective March 18, 1999, at an exercise price of $.15 per share, all of which are fully exercisable; (c) 200,000 options to acquire our common stock granted by SCL on January 12, 1998 at an exercise price of $.01 per share, all of which are fully exercisable, subject to certain conditions regarding the minimum trading price of our common stock for a specified period; (d) 200,000 options to acquire our common stock granted by SCL on January 28, 1998 at an exercise price of $.25 per share, all of which are fully exercisable, subject to certain conditions regarding the minimum trading price of our common stock for a specified period; (e) 17,500 warrants to purchase our common stock at an exercise price of $.30 per share issued on April 17, 1998, all of which are fully exercisable; (f) 114,999 shares of our common stock; and (g) 94,437 warrants to purchase our common stock at an exercise price of $.15 per share issued on March 31, 1999, all of which are fully exercisable. Mr. Dunstan resigned as a member of our Board of Directors on December 13, 1999.

(8) Represents (a) 100,000 options to acquire the Company's common stock granted under the Stock Option Plan effective September 8, 1997, at an exercise price of $.40 per share, all of which are fully exercisable;
         (b) 100,000 options to acquire the Company's common stock granted under the Stock Option Plan effective March 18, 1999, at an exercise price of $.15 per share, all of which are fully exercisable; (c) 100,000 options to acquire the Company's common stock granted by SCL on January 12, 1998 at an exercise price of $.01 per share, all of which are currently exercisable subject to certain conditions regarding the minimum trading price of the Company's stock for a specified period.

(9) Represents (a) options to acquire 250,000 shares of our common stock granted under our Stock Option Plan on March 18, 1999 at an exercise price of $.15 per share, all of which are fully exercisable; (b) 300,000 shares of our common stock; (c) 100,750 shares of our common stock owned by an affiliate; (d) $125,000 of our convertible debenture convertible into 100,000 shares of our common stock issued on June 10, 1999; and (e) 100,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (d).

(10) Represents (a) 24,200 shares of our common stock; (b) $62,500 of our convertible debenture issued on June 10, 1999 which is convertible into 50,000 shares of our common stock; (c) 50,000 warrants to purchase our common stock at an exercise price of $2.50 issued upon conversion of our convertible debenture described in (b).

(11) Represents (a) 100,000 options to acquire the Company's common stock granted under the Stock Option Plan effective September 8, 1997, at an exercise price of $.40 per share, all of which are fully exercisable;
         (b) 200,000 options to acquire the Company's common stock granted under the Stock Option Plan effective March 18, 1999, at an exercise price of $.15 per share, all of which are fully exercisable; (c) 100,000 options to acquire the Company's common stock granted by SCL on January 12, 1998 at an exercise price of $.01 per share, all of which are currently exercisable, subject to certain conditions regarding the minimum trading price of the Company's stock for a specified period; (d) 100,000 options to acquire the Company's common stock granted by SCL on January 28, 1998 at an exercise price of $.25 per share, all of which are currently exercisable, subject to certain conditions regarding the minimum trading price of the Company's stock for a specified period;
         (e) 62,500 of the Company's convertible debenture convertible into 50,000 shares of the Company's common stock issued on June 10, 1999;
         (f) 50,000 warrants to purchase the Company's common stock at an exercise price of $2.50 issued upon conversion of the Company's convertible debenture described in (e).

(12) Does not include securities owned by SCL other than with respect to options granted by SCL to purchase our stock held by SCL, as described above. The relationship of John G. Simmonds is described below under Certain Relationships and Related Transactions on pages 30 to 31 of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         SCL, either directly or through its wholly-owned subsidiary, Midland International Corporation, or MIC, owns, as of October 4, 1999, an aggregate of 3,727,558 shares of our common stock, representing 12.7% of the aggregate 29,340,401 shares of our common stock outstanding. In addition, SCL owns (i) 1,000,000 shares of our preferred stock, which are convertible into an aggregate of 1,000,000 shares of our common stock; (ii) warrants to purchase 1,250,000 shares of our common stock at an exercise price of $2.00 per share and 1,200,000 shares of our common stock at $2.50 per share; and (iii) a $250,000 debenture convertible into 200,000 shares of our common stock. Assuming conversion of the debenture and the preferred stock and the exercise of the warrants, SCL owns 22.4% of our outstanding common stock. The above figures do not include any of our securities owned by officers and/or directors of SCL who are also officers and/or directors of TrackPower.

         Mr. John G. Simmonds, either directly or through various affiliates, owns approximately 5% of the stock of SCL. SCL acquired certain shares of our stock in December 1995, in connection with the grant to TrackPower of certain exclusive license rights and the sale of assets. SCL acquired additional shares of TrackPower in November 1996, in connection with an exclusive distribution license granted to TrackPower. In addition, in January 1998, SCL completed the sale to TrackPower of certain intellectual property and other assets. As consideration for these assets, SCL received 1,000,000 shares of our convertible preferred stock, which are convertible at the option of the holder into 1,000,000 shares of our common stock and a warrant exercisable until January 31, 2001 to purchase 500,000 shares of our common stock at a purchase price of $2.00 per share. In connection with these transactions, we agreed to pay to SCL an aggregate of $25,000 per month pursuant to a written management fee agreement commencing February 1998 and terminating at the end of July 1999, for the services of Mr. Simmonds, Mr. Dunstan, Ms. Weiler and Mr. Hokkanen. We continue to pay SCL $25,000 a month for these services.

         On October 16, 1998, SCL transferred ownership of 4,230,906 shares of our common stock, owned by MIC, to Mees Pierson ICS Limited, or Mees, pursuant to a debt settlement agreement between SCL, MIC and Mees. On May 4, 1999, Mr. Simmonds and a group of close business associates and investors familiar with TrackPower acquired the block of 4,230,906 shares from Mees. Mr. Simmonds and his immediate family acquired 170,906 of the shares. Effective June 4, 1999, we issued to SCL 1,000,000 warrants to purchase our common stock at any time during the next four years at an exercise price of $2.50 per share and 750,000 warrants to purchase our common stock at any time during the next four years at an exercise price of $2.00 per share, in consideration for guaranteeing our obligations under a contract with a subsidiary of EchoStar Satellite Communications Inc. and a general guarantee of all of our obligations until March 1, 2000. As part of this transaction, SCL has been given the option to be paid with 750,000 shares of our common stock.

         Mr. Simmonds, our chairman of the board, president and chief executive officer, serves SCL in the same capacities. In addition, Mr. Hokkanen, our chief financial officer, is chief financial officer of SCL. Mr. Dunstan and Mr. Macdonald, who are directors of TrackPower, are also directors of SCL.

                                USE OF PROCEEDS

         The selling shareholders are selling all the common stock covered by this prospectus for their own account. We will not therefore receive any proceeds from the sale of this common stock.


                              SELLING SHAREHOLDERS

         We issued 2,800,000 shares to SCL in 1996 in exchange for certain Midland two way radio distribution rights pursuant to a General Security
Agreement and a License Agreement both between the Company and SCL SCL subsequently sold 50,000 of these shares to each Shelwick Investments and Blakeian Investments, both on May 25, 1999.

         In April 1998, we issued 100 units pursuant to subscription agreements with certain of the selling shareholders. Each unit is convertible into 5,000 shares of our common stock, warrants to purchase 5,000 shares of our common stock and debt securities in the principal amount of $5,000. The debt securities are evidenced by secured demand notes. In July 1998, we issued 70 substantially similar units pursuant to subscription agreements with certain other selling shareholders.

         On March 31, 1999, we offered shares of common stock to the holders of the units as incentive to convert the secured demand notes underlying their units into warrants and shares of common stock. Pursuant to conversion agreements all dated as of March 31, 1999, the holders of the units converted their secured demand notes into warrants and shares of common stock.

         In the table below is information, as of November 30, 1999, regarding the beneficial ownership of the shares by the selling shareholders. The number of shares shown as beneficially owned by the selling shareholders represents all of the shares of common stock currently issued and to be issued upon conversion in full of all of the convertible securities described above. The information regarding the selling shareholders' beneficial ownership after this offering assumes that all shares of common stock offered by the selling shareholders through this prospectus are actually sold. The presentation is based on 29,340,401 shares of our common stock outstanding as of November 30, 1999.


--------------------------------------------- ----------------------- --------------------- -------------------------

                                                 Number of Shares          Number of              Common Stock
                                                 of Common Stock           Shares of           Beneficially Owned
                                                Beneficially Owned        Common Stock           After Offering
--------------------------------------------- ----------------------- --------------------- ------------- -----------

            Selling Shareholders                Prior to Offering           Offered            Number      Percent
--------------------------------------------- ----------------------- --------------------- ------------- -----------
Kenneth J. Adelberg                                     *                   324,195              *            *
Adoribel Holdings Ltd.                                  *                   219,596              *            *
Lawrence Aziz                                           *                    97,258              *            *
William Scott Benoit                                    *                    43,500              *            *
Helmut Biemann                                          *                    65,250              *            *
Blakein Investments                                     *                    50,000              *            *
Pamela Brocious                                         *                    65,250              *            *

Louis J. DeRicco Jr.                                    *                    21,750              *            *
Harry Dunstan                                           *                   226,936              *            *
First Premier Corp.                                     *                    43,500              *            *
Gary and Linda Fischoff JT                              *                   125,206              *            *
Rabbia and Khawasa Ali Hassan                           *                   183,695              *            *
Anthony Matrone                                         *                   219,596              *            *
Richard Messina                                         *                   223,250              *            *
Relevant Investments Ltd.                               *                   626,034              *            *
Reina S. Robbins IRA                                    *                    54,375              *            *
Saul Robbins IRA                                        *                    54,375              *            *
Steven A. Sanders & Partners                            *                    65,250              *            *
Shelwick Investments Limited                            *                    50,000              *            *
Simmonds Capital Limited                                *                 2,700,000              *            *
Deborah Simmonds                                        *                    97,258              *            *
John G. Simmonds                                        *                    97,258              *            *
Sphere Management Corporation                           *                    87,000              *            *
Summit Capital Associates, Inc.                         *                    76,375              *            *
Tricapital Management Limited                           *                   108,750              *            *

--------------------------------------------- ----------------------- --------------------- -------------------------

                                                 Number of Shares          Number of              Common Stock
                                                 of Common Stock           Shares of           Beneficially Owned
                                                Beneficially Owned        Common Stock           After Offering
--------------------------------------------- ----------------------- --------------------- ------------- -----------

            Selling Shareholders                Prior to Offering           Offered            Number      Percent
--------------------------------------------- ----------------------- --------------------- ------------- -----------

Lee Vosburgh                                            *                    54,375              *            *
Wallis G. Young                                         *                    54,375              *            *
WestCap Capital                                         *                    32,625              *            *
----------------------------------------------------------

         Certain selling shareholders are known or believed to have had material relationships with TrackPower or its affiliates within the last three years. Messrs. Adelberg, Aziz, Dunstan and Simmonds are currently directors of TrackPower. Mr. Simmonds is also Chairman, President and CEO of SCL which is the largest shareholder of TrackPower. Deborah Simmonds is the spouse of Mr. Simmonds who is currently a director of TrackPower. Ian MacDonald, a current director of TrackPower, is a partner in Tricapital Management Limited and Blakeian Investments is a trust for Mr. MacDonald's children. Charles Cernansky, a current director of TrackPower, is a partner of WestCap Partners, Inc. Mr. Cernansky also holds a security principal registration in Pellinore Securities, Inc. which acted as agent for April and July 1998 noteholders. Richard Messina is President of Pellinore Securities, Inc. and Summit Capital Associates, Inc. A partner of Mr. MacDonald in Tricapital Management Limited is also the owner of Shelwick Investments Limited. Helmut Biemann was the Chief Operating Officer of TrackPower for the period from February 1998 to December 1998. Sphere Management Corporation performs technical consulting services for TrackPower.


                            DESCRIPTION OF SECURITIES

         Pursuant to our articles of incorporation, TrackPower has the authority to issue an unlimited number of shares of common stock, par value $.0001 per share ("Common Stock") and an unlimited number of shares of preferred stock, no par value ("Preferred Stock"). As of November 30, 1999, there were 29,340,401 shares of Common Stock issued and outstanding and 1,000,000 shares of Preferred Stock issued and outstanding. In addition, TrackPower has reserved 1,850,000 shares of Common Stock for issuance upon the exercise of stock options.

         The following is a description of the Common Stock and Preferred Stock.

Common Stock

         Issuance. All shares of Common Stock are alike in every particular, are of equal rank, have the same power, preferences and rights and are subject to the same qualifications, limitations and restrictions. As of January 20, 2000, there are no classes or series of Common Stock which have been authorized. The Board of Directors is authorized to create classes or series of Common Stock and to issue additional shares of Common Stock, with all shares of each class or series of Common Stock alike and, of equal rank with the same power, preferences and rights and otherwise within the limits authorized by TrackPower's articles of incorporation.

         Voting Powers. Each share of Common Stock presently has one vote in respect of all matters voted upon by the shareholders, although the articles of incorporation allow the Board of Directors to determine the voting powers of the Common Stock. Cumulative voting is not allowed in the election of directors or as to any other matter presented for shareholder approval.

         Dividends. After the holders of Preferred Stock are paid any declared dividends and after TrackPower has complied with any provisions in effect related to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any class or series of Preferred Stock, the holders of Common Stock are entitled to receive, to the extent permitted by law, dividends as declared by the Board of Directors.

         Dissolution or Liquidation. Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of TrackPower, and after distributions have been made in full to the holders of Preferred Stock as authorized by the articles of incorporation, the holders of Common Stock are entitled to receive all the remaining assets of TrackPower of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock respectively held by them.

         Convertibility. The Board of Directors may adopt resolutions allowing for the Common Stock to be convertible into or exchangeable for (at the option of TrackPower or the shareholder or upon the occurrence of a specified event) shares of any other class or any other series of the same or any other class of shares of TrackPower, at a price or at a rate of exchange and with adjustments as adopted by the Board of Directors.

         Redemption. The Board of Directors may authorize redeemable Common Stock which may be made redeemable at the option of TrackPower, of the holder thereof, of another person or upon the occurrence of a designated event, if and to the extent now or subsequently allowed by the Wyoming Business Corporation Act, as amended, and the terms and conditions of redemption which may be imposed, fixed and established by the Board of Directors.

Preferred Stock

         The Articles of Incorporation of TrackPower expressly grant to the Board of Directors the right to issue any class or series of Preferred Stock and to determine the respective designation, powers, preferences, rights, qualifications, limitations and restrictions of the class or series, including but not limited to the rights of holders of Preferred Stock with respect to the payment of dividends, conversion of shares, redemption of shares, and rights upon liquidation or dissolution of TrackPower.

         Dividends. The holders of Preferred Stock shall be entitled to receive dividends declared by the Board of Directors in preference to the holders of Common Stock, at the rate determined by the Board of Directors.

         Dissolution   or   Liquidation.   Upon  the  voluntary  or  involuntary
liquidation, dissolution or winding-up of TrackPower, the holders of the Preferred Stock shall have the right to receive the amount per share fixed by the Board of Directors before any distribution or payment is made to the holders of the Common Stock.

         Voting. The Preferred Stock has no voting power with respect to any matter, although the Board of Directors has the authority to determine whether the shares of any class or series of Preferred Stock which might be authorized by the Board of Directors would have limited, contingent, full or no voting rights and what the terms of any such voting rights would be.

                              PLAN OF DISTRIBUTION

         We anticipate that the selling shareholders may sell all or a portion of the shares offered by this prospectus from time to time on the Over The Counter Bulletin Board, on securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

o        privately negotiated transactions with purchasers.

         We are not aware as of the date of this prospectus of any agreements between the selling shareholders and any broker-dealers regarding the sale of the shares offered by this prospectus, although we have made no inquiry in that regard. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

o broker-dealers may engage in short sales of the shares covered by this Prospectus in the course of hedging the positions they assume with selling shareholders;

o the selling shareholders may sell shares of our common stock short and deliver the shares to close out their short positions;

o the selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus, which the broker-dealer may resell according to this prospectus; and

o the selling shareholders may pledge the shares covered by this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares according to this prospectus.

         The selling shareholders and any broker, dealer or other agent executing sell orders on behalf of the selling shareholders may be considered to be underwriters within the meaning of the Securities Act, in which case commissions received by any of these brokers, dealers or agents and profit on any resale of the shares may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

         All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         The selling shareholders also may resell all or a portion of the shares offered by this prospectus in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

         We have notified the selling shareholders that they will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling shareholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, an account in which the selling shareholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the common stock. To the extent required by law, we may require the selling shareholders, and their brokers if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling shareholders' shares.

                                  LEGAL MATTERS

         Holland & Hart of Cheyenne, Wyoming, will opine as to the offered shares being validly authorized and issued by TrackPower and fully-paid and nonassessable.

                                     EXPERTS

         Causey Demgen & Moore Inc., independent auditors, have audited our financial statements as of February 28, 1999 and for the previous year ending February 28, 1998, as set forth in their report, included in our annual report on Form 10-KSB for the year ended February 28, 1999 which is incorporated in this prospectus by reference. Such report contained an explanatory paragraph which indicated that substantial doubt existed with respect to our ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on Causey Demgen & Moore Inc.'s report, given on their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Wyoming Business Corporation Act, or WBCA, provides for mandatory indemnification of directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are wholly successful, on the merits or otherwise, in defense of the proceeding. The WBCA also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

         Our articles of incorporation provide that directors and officers may be indemnified for reasonable expenses or liability incurred in connection with any proceeding to which they are made a party by reason of their status as a director or officer provided that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TrackPower or that, with respect to any criminal proceeding, they had reasonable cause to believe that their conduct was unlawful. These indemnification provisions do not apply, subject to certain exceptions, if the director or officer initiates the claim for which he seeks indemnification, if he acts in bad faith, if the claim against him has been paid by his insurance, or if the claim arises from his purchase or sale of securities in violation of Section 16(b) of the Exchange Act or any similar statute.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TrackPower pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             DESCRIPTION OF PROPERTY

         The principal office of TrackPower is located at 67 Wall Street, Suite 2411, New York, NY 10005. Certain TrackPower officers and executives have offices located at 580 Granite Court, Pickering, Ontario, L1W 3Z4, Canada.

                       WHERE YOU CAN FIND MORE INFORMATION

o Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

         We have filed with the SEC a registration statement on Form SB-2 to register the shares of common stock to be offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement. You can review and copy the registration statement, its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

o Stock Market. Shares of our common stock are traded on the Over the Counter Bulletin Board. Materials that are filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

         Sections 17-16-852 and 17-16-856 of the Wyoming Business Corporation Act, or WBCA, provide for mandatory indemnification by a corporation of reasonable expenses incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was wholly successful, on the merits or otherwise, in defense of the proceeding.

         In addition, under Section 17-16-851 of the WBCA, a corporation may indemnify a director who is party to a proceeding because of his status as a director if "(i) He conducted himself in good faith; and (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful; or (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation."

         Under Section 17-16-853 of the WBCA, TrackPower may, before the final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director if he provides to TrackPower a written affirmation of his good faith belief that he has met the standard of conduct required for indemnification under the WBCA and his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the WBCA and it is ultimately determined that he has not met the standard of conduct required for indemnification under the WBCA. Section 17-16-854 of the WBCA provides for the manner and the circumstances under which a court may order indemnification and provide for an advance of expenses.

         Under Section 17-16-856 of the WBCA, an officer may be indemnified to the same extent as a director. If an officer is not also a director, the corporation may further indemnify him as may be provided in the articles of incorporation, the by-laws, the resolutions of the Board of Directors, or contract, except for (i) liability in actions brought by or in the right of the corporation, other than for reasonable expenses incurred therein, or (ii) liability arising out of conduct that constitutes receipt of a financial benefit to which he is not entitled, intentional infliction of harm on the corporation or the shareholders, or intentional violation of criminal law. If an officer also is a director but the proceeding was brought solely on the basis of his status as an officer, he also may be indemnified and receive advanced expenses as may be provided in the articles of incorporation, the by-laws, resolutions of the Board of Directors, or contract.

         Our articles of incorporation provide, among other indemnity provisions, that directors, officers, employees and agents may be indemnified for expenses (including attorneys' fees), judgments, fines, settlements or other liabilities reasonably incurred in connection with any proceeding to which they are made a party by reason of their status as a director, officer, employee or agent provided that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TrackPower or that, with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. These indemnification provisions do not apply, subject to certain exceptions, if the director, officer, employee or agent initiates the claim (other than to enforce a right of indemnification) for which he seeks indemnification, if he institutes a proceeding and a court determines that each of the material assertions made by him in the proceeding was not made in good faith or was frivolous, if the claim against him has been paid directly by an insurance carrier under a policy of officers' and directors' liability insurance maintained by TrackPower, or if the claim arises from his purchase or sale of securities in violation of Section 16(b) of the Exchange Act or any similar or successor statute.

         The provisions of Section 17-18-101 and the subsequent sections of the WBCA, which sections are referred to as the "Wyoming Management Stability Act", could have the effect of delaying, deferring or preventing a change in control of TrackPower or the removal of existing management, and as a result could prevent our shareholders from being paid a premium for their shares of common stock.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable in connection with the distribution of the securities covered by this Registration Statement. All the amounts shown are estimates except the Securities and Exchange Commission Registration Fee and the OTC Market Listing Fee. All of the expenses will be borne by the Company except as otherwise indicated.

         SEC Registration Fee.........................................$2,586.74
         Printing and Engraving Fees and Expenses..........................$ *
         Legal Fees and Expenses...........................................$ *
         Accounting Fees and Expenses......................................$ *
         Miscellaneous.....................................................$ *
         Total.............................................................$ *

*  To be completed by amendment

Item 26. Recent Sales of Unregistered Securities.

         None except as described in the section entitled "Selling Stockholders" of this Form SB-2.


Item 27. Exhibits.

         The following documents are filed as exhibits to this registration statement, including those exhibits incorporated in this registration statement by reference to a prior filing of TrackPower under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
Number         Description

1.1 Placement Agent Agreement dated April 17, 1998 between TrackPower and Pellinore Securities Corporation (1)

2.1 Articles of Merger as filed with the New York Department of State on February 11, 1994 (2)

2.2 Articles of Merger as filed with the Wyoming Secretary of State on February 14, 1994 (3)

2.3 Agreement and Plan of Merger dated July 1, 1993 between TrackPower and Mont Rouge Resources, Inc. (4)

3.1      Certificate of Incorporation of TrackPower (5)

3.2      By-Laws of TrackPower (6)

4.1      Specimen Stock Certificate of TrackPower (7)

4.2 Form of Warrant issued by TrackPower to various investors, dated as of April 17, 1998 (8)

5.1 Opinion by Holland & Hart regarding legality of the shares of common stock being registered pursuant to this registration statement

10.1 Agreement, dated July 9, 1999, between Penn National Gaming, Inc. and the Registrant, as amended by letter agreements dated July 20, 1999 and October 1, 1999 (9)

10.2 Satellite Capacity Lease, dated as of June 4, 1999, between the Registrant and Transponder Encryption Services Corporation (10) 10.2

10.3 License Agreement, dated as of November 8, 1996, between the Registrant and Simmonds Capital Limited

23.1     Consent of Causey, Demgen & Moore

-------------------------------------------

         (1) Incorporated by reference to Exhibit 1 to our Form 8-K dated May 7, 1998.

         (2) Incorporated by reference to Exhibit 2.1 to our Form 8-K dated February 14, 1994.

         (3) Incorporated by reference to Exhibit 2.2 to our Form 8-K dated February 14, 1994.

         (4) Incorporated by reference to Exhibit A to our Articles of Merger (which are filed as Exhibit 2.2 above).

         (5) Incorporated by reference to Exhibit 3.1 to our Form 8-K dated July 14, 1993.

         (6) Incorporated by reference to Exhibit 3.2 to our Form 8-K dated July 14, 1993.

         (7) Incorporated by reference to Exhibit 4.1 to our Form 8-K dated July 14, 1993.

         (8) Incorporated by reference to Exhibit 4.1 to our Form 8-K dated May 7, 1998.

         (9)(10) A portion of this exhibit has been omitted and separately filed with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

Item 28.          Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of February, 2000.

                                            TRACKPOWER, INC.


                                             By: /s/ John G. Simmonds
                                                 -----------------------------
                                                 John G. Simmonds
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                          Date
---------                           -----                          ----

/s/ John G. Simmonds       President and Chief                 February 3, 2000
------------------------   Executive Officer
John G. Simmonds           (principal executive officer)
                           (Director)


/s/ Gary N. Hokkanen       Chief Financial Officer             February 3, 2000
------------------------   (principal financial officer)
Gary N. Hokkanen


/s/ Ken Adelberg           Director                            February 3, 2000
------------------------
Ken Adelberg


/s/ Lawrence Aziz          Director                            February 3, 2000
------------------------
Lawrence Aziz


/s/ Charles J. Cernansky   Director                            February 3, 2000
------------------------
Charles J. Cernansky


                           Director                            February _, 2000
------------------------
Ian MacDonald


/s/ Arnold Smolen          Director                            February 3, 2000
------------------------
Arnold Smolen

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   To the Stockholders and Board of Directors
   American Digital Communications, Inc.
   New York, New York

   We have audited the accompanying balance sheet of American Digital Communications, Inc. (a development stage company) as of February 28, 1999 and 1998, and the related statements of operations and comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Digital Communications, Inc. at February 28, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company and has suffered recurring losses and at February 28, 1999, the Company has a working capital deficit of $1,086,149 and a stockholders' deficit of $493,547. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


   Denver, Colorado
   May 27, 1999, except for
   Note 11 as to which the
   date is June 10, 1999                              CAUSEY DEMGEN & MOORE INC.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                           February 28, 1999 and 1998

                                     ASSETS

                                                            1999       1998
                                                            ----       ----
Current assets:
   Cash                                                  $  18,089 $   19,558
   Notes receivable                                         10,764      8,548
   Marketable securities (Notes 2 and 4)                   616,880  1,209,844
   Other current assets                                        331          -
                                                         --------- ----------
    Total current assets                                   646,064  1,237,950

Property and equipment, at cost:
   Office equipment                                        141,055    125,052
   Furniture and fixtures                                   26,082     26,082
                                                         --------- ----------
                                                           167,137    151,134
   Less accumulated depreciation                           146,519    146,370
                                                         --------- ----------
    Net property and equipment                              20,618      4,764

Other assets:
   Distribution rights, net of accumulated amortization
     of $118,465 (1999) and $46,286 (1998) (Note 9)        129,493    201,672
   Deposits on satelite uplink services                     64,000          -
   TrackPower trademarks and other intellectual property
    rights, net of accumulated amortization of $19,921
    (1999) (Notes 3 and 6)                                 378,491    398,412
                                                        ---------- ----------

    Total other assets                                     571,984    600,084
                                                        ---------- ----------
                                                        $1,238,666 $1,842,798
                                                        ========== ==========

                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                           February 28, 1999 and 1998

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                          1999        1998
                                                          ----        ----
Current liabilities:
   Accounts payable                                     $  339,106 $  243,716
   Accounts payable - related parties (Note 6)             407,319     36,289
   Accrued expenses                                         71,063     59,193
   Accrued interest                                         75,242          -
   Accrued interest - related parties                       56,652     40,294
   Notes payable - related parties (Note 4)                 30,370     30,370
   Current portion of long-term note payable - related
    party (Note 4)                                         157,461          -
   Notes payable - individuals (Notes 4 and 11)            595,000          -
   Current portion of capital lease obligations                 -       5,075
                                                         --------- ----------
    Total current liabilities                            1,732,213    414,937

Long-term debt:
   Capital lease obligations                                     -        876
   Long-term note payable - related parties (Note 4)             -    157,461
                                                         --------- ----------
    Total long-term debt                                         -    158,337

Commitments and contingencies (Notes 1, 3, 5, and 9)

Stockholders' equity (deficit)(Notes 3, 8 and 11):
   Convertible preferred stock, no par value, unlimited
    shares authorized, 1,000,000 shares to be issued
    (liquidation value $1,000,000)                       1,000,000  1,000,000
   Common stock, $.0001 par value; unlimited shares
    authorized, issued and outstanding, 25,162,886
    shares (1999), 24,113,624 shares (1998)                  2,516      2,412
   Additional paid-in capital                            7,169,700  6,986,409
   Common stock subscribed, 50,000 shares (1999),
    214,262 shares (1998)                                    7,500     41,995
   Accumulated deficit (including $1,783,195 accumulated
    during the development stage)                       (8,688,619)(6,905,424)
   Accumulated other comprehensive income                   15,356    144,132
                                                        ---------- ----------
    Total stockholders' equity (deficit)                  (493,547) 1,269,524
                                                        ---------- ----------
      Total liabilities and stockholders' equity
       (deficit                                         $1,238,666 $1,842,798
                                                        ========== ==========

                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

                 For the Years Ended February 28, 1999 and 1998

                                                            1999       1998
                                                            ----       ----
Revenues:
   Two-way radio sales (Note 10)                       $       -   $   76,480
   220 MHz radio tower equipment sales (Note 2)                -    2,638,219
   Royalties received from distribution rights (Note 9)   11,375       43,990
   Other revenue                                             851            -
                                                       ---------- -----------
    Total revenues                                        12,226    2,758,689

Costs and expenses:
   Cost of two-way radio sales                                 -      102,621
   Write-down of two-way radio inventory                       -       12,414
   Cost of 220 MHz radio tower equipment sales                 -    2,158,893
   Loss on sale of distribution rights                         -      324,375
   Impairment losses on distribution rights (Note 9)      47,382      476,865
   TrackPower expenses (Note 3)                          401,429       62,509
   TrackPower expenses - related party (Note 6)          300,000       25,000
   Realized losses on marketable securities              128,238      130,197
   General and administrative                            541,367      606,473
   Depreciation and amortization                          44,866       53,271
   Interest expense                                      288,943        5,901
   Interest expense - related parties                     43,196       40,553
                                                     -----------  -----------
    Total costs and expenses                           1,795,421    3,999,072
                                                     -----------  -----------
      Net loss                                        (1,783,195)  (1,240,383)

   Preferred dividends (Note 3)                          (67,500)           -
                                                     -----------  -----------
      Net loss applicable to common shareholders     $(1,850,695) $(1,240,383)
                                                     ===========  ===========
  Basic and diluted net loss per share of common
   stock                                             $     (0.07) $     (0.05)
                                                     ===========  ===========
 Weighted average number of common shares outstanding 24,486,000   24,199,000
                                                      ==========   ==========
                              COMPREHENSIVE INCOME

        Net loss                                     $(1,783,195) $(1,240,383)
        Other comprehensive income:
          Unrealized holding gains (losses) Note 2)     (128,776)     144,132
                                                     -----------  -----------
            Comprehensive income (loss)              $(1,911,971) $(1,096,251)
                                                     ===========  ===========

                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 For the Years Ended February 28, 1999 and 1998

                                       Preferred stock      Common stock
                                       Shares    Amount     Shares   Amount
                                       ------    ------     ------   ------

Balance, February 28, 1997                  -  $      -   23,627,431 $ 2,363

  Issuance of common stock for
    subscriptions (Note 8)                  -         -      436,193      44

  Issuance of common stock to
   employees for services (Note 8)          -         -      780,000      78

  Exercise of stock options for cash        -         -      120,000      12

  Return of the Company's common
   stock on sale of radio tower
   equipment (Note 2)                       -         -   (1,150,000)   (115)

  Issuance of common stock to
   consultants for services (Note 8)        -         -      300,000      30

  Stock subscriptions received for
   cash (214,262 shares) (Note 8)           -         -            -       -

  Convertible preferred stock to
   be issued for trademarks
   (Note 3)                         1,000,000 1,000,000            -       -

  Net income (loss) for the year
   ended February 28, 1998                  -         -            -       -
                                    --------- ---------   ----------  ------
Balance, February 28, 1998          1,000,000 1,000,000   24,113,624   2,412

  Issuance of common stock for
   subscriptions                            -         -      164,262      16

  Issuance of common stock in
   conjunction with debt issuance
   ($.19 per share)(Note 4)                 -         -      500,000      50

  Issuance of common stock in
   conjunction with debt issuance
   ($.14 per share)(Note 4)                 -         -      385,000      38

  Net loss for the year ended
    February 28, 1999                       -         -            -       -
                                    --------- ---------   ----------  ------
Balance, February 28, 1999          1,000,000 $1,000,00   25,162,886 $2,516
                                    ========= =========   ========== ======

                          (Continued on following page)
                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years Ended February 28, 1999 and 1999

                         (Continued from preceding page)

                                Additional Common                    Other
                                 paid-in    stock    Accumulated  comprehensive
                                 capital  subscribed deficit        income
                                --------- ---------- -----------  -------------

Balance, February 28, 1997     $ 7,747,767  93,300   $(5,665,041)     $     -

  Issuance of common stock for
   subscriptions (Note 8)           93,256 (93,300)            -            -

  Issuance of common stock to
   emloyees for services (Note 8)   77,922       -             -            -

  Exercise of stock options for
   cash                             11,988       -             -            -

  Return of the Company's common
   stock on sale of radio tower
   equipment (Note 8)              (87,932)      -             -            -

  Issuance of common stock to
   consultants for services
   (Note 8)                         44,970       -             -            -

  Stock subscriptions received for
   cash (214,262 shares) (Note 8)        -  41,995             -            -

  Convertible preferred stock to be
   issued for trademarks (Note 3) (901,562)      -             -            -

  Net income (loss) for the year
   ended February 28, 1998               -       -    (1,240,383)     144,132
                                ---------- -------   -----------     --------
Balance, February 28, 1998       6,986,409  41,995    (6,905,424)     144,132

  Issuance of common stock for
   subscription                     34,479 (34,495)            -            -

  Issuance of common stock in
   conjunction with debt issuance
   ($.19 per share) (Note 4)        94,950       -             -            -

  Issuance of common stock in
   conjunction with debt issuance
   ($.14 per share)(Note 4)         53,862       -             -            -

  Net loss for the year ended
    February 28, 1999                    -       -    (1,783,195)    (128,776)
                                ----------  ------   -----------     --------
Balance, February 28, 1999      $7,169,700  $7,500   $(8,688,619)     $15,356
                                ==========  ======   ===========      =======

                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                 For the Years Ended February 28, 1999 and 1998

                                                      1999         1998
                                                      ----         ----
Operating activities:
   Net loss                                       $(1,783,195) $(1,240,383)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
     Depreciation and amortization                     44,866       53,271
     Impairment losses on distribution rights          47,382      476,865
     Costs of licenses and distribution rights              -      324,375
     Gain on sale of radio tower equipment                  -     (396,584)
     Realized losses on marketable securities         128,238      130,197
     Issuance of stock for interest expense           148,900            -
     Issuance of common stock for debt issuance
      costs                                                 -      123,000
     Changes in:
      Accounts receivable                                   -       21,110
      Inventories                                           -       91,577
      Other current assets                               (331)       3,888
      Accounts payable                                466,420     (179,010)
      Accrued expenses                                 11,870       54,260
      Accrued interest                                 91,600       29,918
                                                   ----------    ---------
     Net cash used in operating activities           (844,250)    (507,516)

Investing activities:
   Purchase of office and equipment                   (16,002)           -
   Increase in deposits                               (64,000)           -
   Note receivable                                     (2,216)           -
   Proceeds from sale of marketable securities        335,950      292,500
   Proceeds from sale of fixed assets                       -      234,719
                                                    ---------     --------
     Net cash provided by investing activities        253,732      527,219

Financing activities:
   Proceeds from sale of common stock, net                  -       12,000
   Proceeds from stock subscriptions                        -       41,995
   Payment of capital lease obligations                (5,951)      (5,841)
   Payments of notes payable                         (255,000)     (50,000)
   Borrowings under notes payable                     850,000            -
   Borrowings from related parties                          -      (30,000)
                                                   ----------     --------
    Net cash provided by (used in) financing
     activities                                       589,049      (31,846)
                                                   ----------     --------

Decrease in cash                                       (1,469)     (12,143)

Cash, beginning of period                              19,558       31,701
                                                   ----------     --------
Cash, end of period                                $   18,089     $ 19,558
                                                   ==========     ========

                          (Continued on following page)
                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                 For the Years Ended February 28, 1999 and 1998

                         (Continued from preceding page)

Supplemental disclosure of non-cash investing and financing activities:

  During the year ended February 28, 1998, $377,838 of inventory was returned for credit against the note payable.

  During the year ended February 28, 1999, the Company issued common stock for debt issuance costs of $148,900. During the year ended February 28, 1998, the Company issued common stock for services valued at $123,000.

  During the year ended February 28, 1998, the Company sold radio tower equipment for:

    Marketable securities                                     $ 1,211,156
    Common stock of the Company                                    88,047
    Settlement of a note payable                                  756,077
    Settlement of accrued interest on a note payable              248,468
    Cash                                                          219,472
                                                              -----------
                                                              $ 2,523,220
                                                              ===========

   During the year ended February 28, 1998, the Company purchased trademarks for:

    Preferred stock to be issued                                $  98,438
    Assumption of accounts payable                                299,974
                                                                ---------
                                                                $ 398,412
                                                                =========
Supplemental disclosure of cash flow information:
                                                       1999        1998
                                                       ----        ----
    Cash paid for interest                           $ 91,639     $ 1,564
                                                     ========     =======


                             See accompanying notes.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


1. Summary of significant accounting policies

   Nature of business:

   The Company was organized June 30, 1993 under the laws of Wyoming. The Company was in the wireless telecommunications business and intended to provide two-way communications in the 220 MHz band. The Company was the U.S. distributor for 800 MHz LTR Midland products but has suspended distribution of these products during the year ended February 28, 1998. The Company also owns the rights to be a distributor in certain territories of Canada for certain Midland brand commercial land mobile radios and radio parts. On January 15, 1998, the Company acquired the TrackPower trade name and other intellectual property rights. The technology is in use in the United States to market a service whereby subscribers are able to watch live horseracing on television via satellite distribution and place wagers through a state licensed telephone account wagering entity. The Company plans to add horseracing statistics and data to the service in later stages. The Company is party to a hub wagering letter of intent under which a portion of the wagering revenue will accrue to the Company. The Company is also planning, in a later stage, to provide interactive wagering through the television to subscribers. The Company will not accept or place any wagering transactions, but will deliver the wager to a state licensed account wagering entity. The TrackPower service was launched on April 1, 1999. Therefore no revenues, from the TrackPower business, accrued to the Company during year ended February 28, 1999. Effective March 1, 1998, the Company is considered to be in the development stage as more fully defined in the Financial Accounting Standards Board Statement No. 7.

   Basis of presentation:

   The financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. As shown in the accompanying financial statements, the Company has incurred significant losses and at February 28, 1999, the Company has a working capital deficit of $1,086,149 and a stockholders' deficit of $493,547. As a result, substantial doubt exists about the Company's ability to continue to fund future operations using its existing resources.

   The Company plans to begin executing the TrackPower business plan during fiscal year ended February 29, 2000. Many business agreements and strategic relationships have been put in place and others are in various stages of completion. A significant agreement was executed with Transponder Encryption Services Corporation (a subsidiary of Echo Star Communications Inc.) on June 4, 1999. Pursuant to which the TrackPower Service will be broadcast effective July 1, 1999, under EchoStar's main Dish Network service which has approximately 2.5 million subscribers. The Company anticipates that the subscriber take up rate will accelerate as a result of this agreement.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


1. Summary of significant accounting policies (continued)

   Subsequent to year end the outstanding notes payable - individuals were either converted to common stock of the Company or repaid from the proceeds of a private placement of new convertible notes. The marketable securities previously held as security for the notes payable were freed up for sale to generate cash to support operations. Net proceeds, from the new private placement, after repaying the notes payable will also provide additional cash for operations.

   The Company has entered into letters of intent with companies to provide a satellite uplink facility, a subscriber billing system and a wagering hub operator. The Company launched the service on April 1, 1999 and expects to generate revenues from operations sufficient to fund operations. Although the Company is expects these revenue generating strategies to be successful, there is no assurance that sufficient cash flows will be generated to fund current operations.

   The Company is also planning additional financing activities as and when cash will be required. The Company is confident, based on past experience, that it will be able to fund any additional working capital shortfalls as and when required although there can be no assurances that this can be achieved. The financial statements present the Company on a going concern basis and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

   Use of estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Marketable securities:

   The Company's marketable securities consist of unrestricted common stock of publicly traded companies. The securities are considered held for sale and therefore are recorded at market value at the balance sheet date.

   Depreciation:

   Office equipment and furniture and fixtures, are stated at cost. Depreciation is computed over the estimated useful life of three years using the straight-line method.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


1. Summary of significant accounting policies (continued)

   Amortization of distribution rights:

   The cost of distribution rights are being amortized over 10 years, the period estimated by management to be benefited. However, due to uncertainty surrounding future revenues from the distribution rights, the Company uses the cost recovery method if that method produces a greater amount of amortization.

   It is reasonably possible that revenues generated from the distribution of products pursuant to the agreements will not be sufficient to recover these capitalized costs.

   Measurement of intangibles impairment:

   The Company annually reviews the amount of recorded intangible assets for impairment. If the sum of the expected cash flows from these assets is less than the carrying amount of these assets, the Company will recognize an impairment loss in such period.

   Income taxes:

   The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("FASB No. 109"). Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company's temporary differences consist primarily of tax operating loss carryforwards and start-up costs capitalized for tax purposes.

   Fair value of financial instruments:

   Cash, accounts payable, accrued liabilities and notes payable are carried in the financial statements in amounts which approximate fair value because of the short-term maturity of these instruments. Notes payable are carried in the financial statements in amounts which approximate fair value because interest rates have not changed significantly after the debt was incurred.

   Advertising costs:

   The Company expenses the costs of advertising as incurred.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


1. Summary of significant accounting policies (continued)

   Cash flows:

   For purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   Concentrations of credit risk:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality financial institutions. At times during the year, the balance at one financial institution exceeded insured limits.

   Net loss per share:

   Basic net loss per common share is based on  the weighted  average  number of
   shares  outstanding  during  each  period  presented.   Options  to  purchase
   stock are included as common stock equivalents when dilutive.

   Reclassifications:

   Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

2. Sale of radio tower equipment and related licenses and marketable securities

   During the year ended February 28, 1998, the Company sold to Intek Global Corporation (formerly Intek Diversified Corporation) (Intek), a company majority owned by Securicor Radiocoms Ltd., most of the radio tower equipment and related licenses held by the Company in exchange for cash of $75,000, payment of the Company's note payable to Ventel, Inc. ($1,004,545 including accrued interest), return of 1,150,000 shares of the Company's common stock (valued at $88,047), 2,666,667 shares of Ventel, Inc's. common stock (a Canadian public company, valued at $293,333), 418,381 shares of Intek's common stock (a U.S. public company, valued at $917,823) and assumption of $144,472 of accounts payable for total consideration of $2,523,220.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


2. Sale  of  radio  tower   equipment   and  related   licenses  and  marketable
   securities (continued)

   The marketable securities are considered available for sale and as such are recorded at market value on the balance sheet at February 28, 1999 and 1998 with the net unrealized gain of $15,356 and $144,132, respectively, reflected as a separate component of stockholders' equity. The gross unrealized gain on these securities amounts to $30,623 and $199,254 and the gross unrealized loss amounts to $15,267 and $55,122 at February 28, 1999 and 1998, respectively.

3. Acquisition of TrackPower trademarks and other intellectual property rights

   On January 15, 1998, the Company acquired the TrackPower trade name and other intellectual property rights from Simmonds Capital Limited, a stockholder of the Company. The Company (1) agreed to issue 1,000,000 shares of convertible preferred stock which is convertible at the option of the holder into 1,000,000 shares of common stock (valued at $98,438) (2) assumed accounts payable of $299,974 for total consideration of $398,412. In connection with the transaction, the Company also agreed (1) to issue warrants to purchase an additional 500,000 common shares of the Company exercisable at $2 per share until January 31, 2001 and (2) to pay a royalty of 10% of the Company's annual earnings before interest, taxes, depreciation and amortization (not to exceed $1,500,000) commencing when the Company's retained earnings position becomes positive. These items are considered contingent consideration. The preferred stock is convertible into common stock of the Company at $1 per share at any time, has a cumulative dividend rate of 6% for the first two years and 7% thereafter, payable semi-annually in shares of the Company, is redeemable by the Company at anytime for $1,000,000 and is not redeemable by the holder. At February 28, 1999, undeclared cumulative dividends owed on the preferred stock amounted to $67,500 which is payable in shares of the Company's common stock (429,963 shares).

   On February 28, 1998, the Company entered into a joint venture agreement with the Ontario Jockey Club. The joint venture has been organized as a corporation on April 1, 1998, with each entity acquiring a 50% interest for nominal cash and an agreement for each entity to loan $1,000,000 (Canadian) on a non-interest bearing basis to the joint venture. On July 15, 1998, the joint venture was terminated and the Company acquired the remaining 50% interest in the joint venture for nominal consideration.

   The TrackPower trademark and intellectual property rights are in use in the United States and the Company plans to add horseracing data and the ability to interactively wager through a television in later stages of the business.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


4. Notes payable

   Short-term notes payable:

   The Company's short-term notes payable consist of the following loans from shareholders at February 28, 1999 and 1998:


     9% note payable - shareholder, due on demand,
       unsecured, in default                                           $ 10,370

     12% note payable - shareholder, due on demand,
       unsecured, in default                                             20,000
                                                                       --------
                                                                       $ 30,370
                                                                       ========

   During April and July 1998, the Company raised gross proceeds of $500,000 and $350,000, respectively, in debt offerings. The notes are due on demand, bear interest at 12% per annum and the marketable securities are pledged as collateral. As part of the offering, the Company issued 850,000 shares of its common stock to the note holders and warrants to purchase 850,000 shares of its common stock exercisable at $.30 per share for a five-year period. Offering expenses amounted to $66,425 in cash plus 35,000 shares of the Company's common stock valued at $4,900. During the year ended February 28, 1999, the Company repaid $255,000 of the principal of the notes.

   Of the total debt offering, $95,000 was issued to related parties and the balance owed to related parties at February 28, 1999 was $66,500.

   Long-term note payable consist of the following at February 28, 1999 and 1998:

                                                                1999     1998
                                                                ----     ----
     Note payable - SCL, a related  company  (Note 6),
       payable on November 1, 1999 including  interest
       at 8% per annum,  unsecure                            $157,461  $157,461

     Less  current portion                                    157,461         -
                                                             -------- ---------
     Amount due after one year                               $      -  $157,461
                                                             ========  ========

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


5. Lease commitments

   In November 1996, the Company entered into a building lease for office space in Englewood, Colorado. Minimum monthly rent is between $4,909 and $5,189 for the three-year lease term. During 1998, the space was subleased for substantially the same amount. The remaining commitment amounted to $62,271 at February 28, 1999.

   On April 1, 1998, the Company entered into an agreement to lease office space in New York, New York. The agreement is for one year and also included certain corporate, investor relations, financial and administrative advisory services. This agreement stipulates a fee of $8,000 per month and the Company has estimated that rent represents $2,000 of this amount.

   Rent expense for the years ended February 28, 1999 and 1998 amounted to $24,000 and $103,322, respectively.

6. Related party transactions

   For the years ended February 28, 1999 and 1998, the Company incurred legal fees of $0 and $5,779 to a law firm owned by a former director/officer of the Company of which $11,289 remained unpaid at February 28, 1998, which amount was paid during the year ended February 28, 1999.

   During the years ended February 28, 1997 and February 29, 1996, the Company constructed and financed $241,823 and $806,077, respectively of 220 MHz radio tower equipment through Ventel, Inc., affiliated with a major stockholder of the Company. Upon the sale of certain of the radio tower sites, $241,823 of the loans were assumed by the purchaser leaving a balance due of $806,077 at February 28, 1997. During April 1997, $50,000 in principal was paid down on the note upon the sale of one radio tower site. In November 1997, the Company closed on the sale of its remaining radio tower sites and paid off the $756,077 principal balance on the note plus $248,468 in accrued interest (see
   Note 2).

   On January 15, 1998, the Company purchased the TrackPower trade name and other intellectual rights from Simmonds Capital Limited ("SCL" - a significant shareholder of the Company) as described in Note 3 and entered into a management agreement which calls for the payment of $25,000 per month for services to be performed by certain employees of SCL. During the year ended February 28, 1999 and 1998, $300,000 and $25,000, respectively, was accrued under this agreement. During the year ending February 28, 1999, $356,164 was received from and $408,390 was paid to affiliates of SCL, $267,619 of expenses was paid by affiliates of SCL on behalf of the Company, and $133,074 was advanced by the Company on behalf of affiliates of SCL, leaving $407,319 balance due to related parties at February 28, 1999.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


7. Income taxes

   The book to tax temporary differences resulting in deferred tax assets and liabilities are primarily net operating loss carryforwards of $7,496,000 and start-up costs capitalized for income tax purposes of $1,623,000 (net of amortization).

   As of February 28, 1999 and 1998, total deferred tax assets, liabilities and valuation allowances are as follows:

                                                             1999        1998
                                                             ----        ----
    Deferred tax assets                                    $ 385,000  $ 605,000
    Deferred tax assets resulting from loss
     carryforward                                          2,797,000  1,914,000
    Valuation allowanc                                    (3,182,000)(2,519,000)
                                                          ---------- ----------
                                                          $        - $        -
                                                          ========== ==========


   A 100% valuation allowance has been established against the deferred tax assets, as utilization of the loss carryforwards and realization of other deferred tax assets cannot be reasonable assured.

   The Company's net operating losses are restricted as to the amount which may be utilized in any one year. The Company's net operating loss carryforwards expire as follows:

                             2004                        $ 798,000
                             2009                           92,000
                             2010                          726,000
                             2011                        1,795,000
                             2012                        1,719,000
                             2013                        2,366,000
                                                        ----------
                                                        $7,496,000
                                                        ==========

8. Stockholders' equity

   During the year ended February 28, 1998, the Company issued 436,193 shares of its common stock in exchange for cash of $93,300 received for subscriptions during February 1997.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


8. Stockholders' equity (continued)

   During March 1997, the Company issued 780,000 shares of its common stock to employees for services valued at $78,000 ($.10 per share).

   During February 1998, the Company issued 300,000 shares of its common stock to a consultant for services pursuant to a consulting agreement valued at $45,000 ($.15 per share).

   During February 1998, the Company received cash of $41,995 pursuant to a subscription for 214,262 shares of common stock from SCL, a related company, 164,262 of the shares were issued in April 1998.

   Stock options:

   1993 Compensatory Stock Option Plan ("CSO")

   The Company has established the CSO plan for employees, directors and consultants or other advisors. The Company has reserved a maximum of 4,000,000 common shares to be issued upon the exercise of options granted under the CSO plan. The purchase price of each share of stock under the CSO will be determined by the Board of Directors or the Compensation Committee. The CSO exercise term will not exceed five years. The options expire beginning 1998 through 2004.

   The following is a summary of stock option activity:

                                                     Weight
                                                     average
                                      Option price  exercised     Number of
                                      per share      price         shares
                                      ------------  ---------     ---------

   Balance February 28, 1997         $.23 to $1.75   $0.44         2,980,000
   Canceled                          $.25 to $1.00   $0.85          (620,000)
   Reissued                          $.10 to $ .35   $0.30           620,000
   Granted                             $0.40         $0.40         1,100,000
   Exercised                           $0.10         $0.10          (120,000)
                                       -----         -----         ---------
   Balance February 28, 1998 and 1999$.23 to $1.75   $0.44         3,960,000
                                                                   =========

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


8. Stockholders' equity (continued)

   The following is additional information with respect to those options outstanding at February 28, 1999:

                                      Weighted     Weighted
                                      average      average
                                      contractual  exercise      Number of
        Option price per share        in years      price          shares
        ----------------------        -----------  --------      ---------

              $0.10                     2           $0.10           500,000
           $.23 to $.35                2.7          $0.33         1,070,000
           $.40 to $.65                1.3          $0.42         2,115,000
              $1.00                     4           $1.00           175,000
              $1.75                     9           $1.75           100,000
                                                                  ---------
                                                                  3,960,000
                                                                  =========

   The Company  has  adopted the  disclosure-only  provisions  of  Statement  of
   Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for awards during the fiscal years ended February 28, 1999 and 1998 in accordance with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                         1999                        1998
                                         ----                        ----
    Net loss - as reported          $ (1,701,507)               $ (1,240,383)
    Net loss - pro forma              (1,701,507)                 (1,387,171)
    Loss per share - as reported           (0.07)                      (0.05)
    Loss per share - pro forma             (0.07)                      (0.06)


   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, dividend yield of 0%; expected volatility of 225.35%, risk-free interest rate of 5.34%; and expected life of 3 years.

   1993 Employee Stock Compensation Plan ("ESC")

   The Company has reserved a maximum of 2,000,000 common shares to be issued upon the grant of awards for employees, directors and consultants or advisors. No shares have been awarded under this plan.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


8. Stockholders' equity (continued)

   1993 Incentive Stock Option Plan ("ISO")

   The Company has reserved a maximum of 2,000,000 common shares to be issued upon the exercise of options granted under the ISO plan. Options will be granted under the ISO plan at exercise prices at least equal to the fair market value of the common stock on the date of grant. At February 28, 1999, no options remained outstanding under the ISO plan.

   1993 Non-Statutory Stock Option Plan ("NSO")

   The Company has reserved a maximum of 2,000,000 common shares to be issued to key employees upon the exercise of options granted under the NSO plan. Options granted under the NSO plan will be at exercise prices to be determined by the Board of Directors or other NSO plan administrator. At February 28, 1999, no options have been granted under the NSO plan.

   Warrants:

   Warrants outstanding at February 28, 1999 consist of the following:

         Exercisable               Exercise             Number
            until                   price            of shares
         -----------               --------          ---------
      January 31, 2001              $2.00              500,000
       April 17, 2003               $0.30              500,000
        July 26, 2003               $0.30              350,000
        July 26, 2003               $0.30               35,000
                                                     ---------
                                                     1,385,000
                                                     =========

9. Commitments and contingencies

   Sublicense of portions of the distribution rights in Canada:

   On April 7, 1997, the Company entered into a letter of intent with SCL Distributors (Pacific) Ltd. ("SCL Pacific") to sublicense a portion of the distribution rights in Canada owned by the Company. The letter of intent calls for SCL Pacific to pay the Company approximately $36,000 on signing of a definitive agreement and a royalty of 4% of the gross sales price of all products pursuant to the agreement. The agreement also contains a purchase option of approximately $288,000 less all previous payments.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


9. Commitments and contingencies (continued)

   During the years ended February 28, 1998 and 1999, it was determined that royalties from the Company's Canadian distribution rights had fallen below initial projections. Impairment losses of $119,542 and $47,382, respectively, were calculated using the reduced estimate of discounted cash flows estimated to be received from the distribution rights.

   U.S. distribution rights:

   The U.S. distribution rights with a book value of $357,323 were written off during the year ended February 28, 1998. The Company was not able to make the necessary investment in product development and did not possess the required working capital to ensure the commercial success of these rights.

10.Major customers

   Customers who accounted for over 10% of the Company's gross revenues for the years ended February 28, 1999 and 1998 are as follows:


                               1999                1998
                               ----                ----
   Customer A                     -                82.7%
   Customer B                  93.0%                  -


11.Subsequent events

   Stock options:

   On March 18, 1999, options to purchase 2,335,000 shares of common stock at prices ranging from $.23 to $1.75 per share were canceled. On the same date, options for 2,350,000 shares of common stock were issued to different individuals at a price of $.15 per share. Of those newly issued options, 50,000 shares expire January 31, 2000 with the remaining 2,300,000 shares expiring November 30, 2003.

   On March 26, 1999, options to purchase 250,000 shares at $.10 per share and 500,000 shares at $.15 per share were exercised. On March 31, 1999, options to purchase 250,000 shares at $.10 per share were exercised. These exercises of options resulted in net proceeds to the Company of $125,000 and was used to help launch the TrackPower service on April 1, 1999.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


11.Subsequent events (continued)

   Conversion of notes payable to common stock:

   An offer was made on March 31, 1999 to noteholders for their consent to allow the sale of additional common stock and to change the form of the promissory notes to make them convertible into shares of common stock at the holders option. The offer was in the form of one share of common stock for every $4 of principal outstanding for a total of 148,746 shares of common stock.

   On March 31, 1999, a portion of the note holders chose to convert their notes to shares of common stock and additional warrants. Principal and interest amounting to $125,497 was converted to common stock and warrants to purchase an equal number of shares at $.15 per share expiring in one year were also issued. A total of 836,644 shares of common stock and warrants to purchase 836,644 common share were issued to convert the debt.

   Launch of TrackPower service:

   On April 1, 1999, the Company launched the TrackPower service on the Sky Vista service. Sky Vista is satellite service of Sky Direct which is a joint venture between EchoStar Satellite Communications Inc. and Loral Skynet (a subsidiary of Loral SpaceCom Corporation).

   On June 4, 1999, the Company signed an agreement with Transponder Encryption Services Corporation (a subsidiary of EchoStar communications Inc.) to move the TrackPower service from the Sky Vista service to the Dish Network Service which has substantially more existing subscribers. The Company plans to relaunch the TrackPower service under the Dish Network Service on July 1, 1999. This agreement provides for a base monthly rent of $433,000 per month plus a portion of revenues to be paid to EchoStar for the four-year term of the agreement. Simmonds Capital Limited has guaranteed the Company's obligation under this agreement.

   Penn National Gaming letter of intent:

   On April 29, 1999, the Company entered into a binding letter of intent with Penn National Gaming Inc. under which Penn National will serve as the Company's exclusive wagering hub operator for a five-year period. Penn National will process all wagers arising from TrackPower subscribers. The Company will receive a fee of up to 4.75% of all wagers delivered to Penn National.

   In Connection with the Penn National agreement, the Company issued warrants to purchase 5,000,000 common shares of the Company. The warrants are exercisable one million shares each year at (1) $1.58, (2) $1.82, (3) $2.05,
   (4) $2.29, and (5) $2.53 and are exercisable for a five-year period. The agreement contains one five-year renewal option.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           February 28, 1999 and 1998


11.Subsequent events (continued)

   Private placements:

   On March 12, 1999, the Company completed a private placement of 333,333 common stock with Simmonds Capital Limited at $.15 per share. Proceeds of the private placement were used to help launch to TrackPower service.

   On June 10, 1999, the Company completed a $1,250,000 private placement of convertible notes. Proceeds of the private placement were used to repay the remaining notes payable, after certain note holders converted to common stock and for general corporate purposes. Interest on the notes at the rate of 8% per annum is payable annually each June commencing in the year 2000 with the principal due June 2004. The notes are convertible, at the option of the note holder, into an aggregate of 1,000,000 shares of common stock of the Company and 1,000,000 warrants to purchase common stock of the Company at $2.50, per share for a period of three years from the date of conversion.

   At the maturity date, the outstanding amount of the notes plus any accrued interest is automatically converted into an equal number of shares of common stock and warrants computed by dividing the total principal and interest outstanding by $1.25.

                         Unaudited Financial Information


                                TrackPower, Inc.
                                  Balance Sheet
                                   (UNAUDITED)

ASSETS                                                November 30,  February 28,
                                                              1999         1999
                                                           -------     --------
Current Assets:
Cash                                                       41,690        18,089
Accounts receivable                                        40,081            --
   Notes receivable                                        10,764        10,764
   Inventory                                               70,928            --
   Marketable securities                                    6,545       616,880
   Other current assets                                     5,723           331
-------------------------------------------------------------------------------
Total current assets                                      175,731       646,064
-------------------------------------------------------------------------------
Property and equipment:
   Property and equipment                                 190,815       167,137
       Less: Accumulated depreciation                    (151,423)     (146,519)
-------------------------------------------------------------------------------
          Net property and equipment                       39,392        20,618

Other assets:
       Distribution rights, net of accumulated
       amortization                                       110,897       129,493
       Deposit on satellite uplink services                    --        64,000
       TrackPower trademarks and other intellectual
       property rights                                    363,550       378,491
-------------------------------------------------------------------------------
                                                          474,447       571,984
-------------------------------------------------------------------------------
            TOTAL ASSETS                                  689,570     1,238,666
-------------------------------------------------------------------------------

                See accompanying notes to financial statements.


                                       F-1A

                                TrackPower, Inc.
                                  Balance Sheet
                                   (UNAUDITED)

LIABILITIES AND SHAREHOLDERS' EQUITY                                               November 30,        February 28,
                                                                                           1999                1999
                                                                                           ----                ----
Current Liabilities:
   Accounts payable                                                                   1,222,582             339,106
   Accrued expenses                                                                      72,870              71,063
   Accrued interest                                                                      58,261              75,242
   Note payable                                                                              --             595,000
--------------------------------------------------------------------------------------------------------------------
       Total non-related party current liabilities                                    1,353,713           1,080,411

   Accounts payable - related parties                                                   332,379             407,319
   Accrued interest - related parties                                                        --              56,652
   Notes payable - related parties                                                       10,370              30,370
   Current portion note payable - related party                                              --             157,461
--------------------------------------------------------------------------------------------------------------------
       Total related party current liabilities                                          342,749             651,802
--------------------------------------------------------------------------------------------------------------------

       Total current liabilities                                                      1,696,462           1,732,213

Long term debt:
8% senior subordinated convertible debenture due June 10, 2004                        1,250,000
8% senior subordinated convertible debenture due October 31, 2004                     1,480,000                   -
--------------------------------------------------------------------------------------------------------------------

       Total liabilities                                                              4,426,462           1,732,213

Shareholders' equity:
   Convertible preferred stock, no par value,  unlimited shares authorized,           1,000,000           1,000,000
   (liquidation value $1,000,000)
   Common   stock,   $.0001  par  value;   unlimited   shares   authorized,               2,934               2,516
   29,340,401 shares, issued and outstanding on November 30, 1999 and 25,162,886 shares, issued and outstanding on February 28, 1999.
   Additional paid in capital                                                         7,813,954           7,169,700
     Common stock subscribed                                                              7,500               7,500
     Warrants issued for guarantee                                                      649,500                  --
   Accumulated deficit                                                              (13,239,937)         (8,688,619)
   Accumulated other comprehensive income                                                29,157              15,356
--------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                    (3,736,892)           (493,547)
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              689,570           1,238,666
--------------------------------------------------------------------------------------------------------------------

               See accompanying notes to financial statements.


                                       F-2A

                                TrackPower, Inc.
                Statements of Operations and Comprehensive Income
                                   (UNAUDITED)


                                                              Three Months Ended            Nine Months Ended
                                                                  November 30,                 November 30,
                                                             1999           1998            1999          1998
                                                             ----           ----            ----          ----
Revenue
    Royalties from distribution rights                       3,393          2,378          7,909         10,125
    Net subscription revenue                                25,489             --         30,152             --
    Wagering commissions                                     8,750             --          9,312             --
    Other revenue                                              133             --          4,430             --
---------------------------------------------------------------------------------------------------------------
    Total revenue                                           37,765          2,378         51,803         10,125

Operating expenses:
    TrackPower  - wages and consulting fees                194,756        112,178        362,080        397,664
    TrackPower  - mgmt fees related party                   75,000         75,000        225,000        225,000
    TrackPower  - transponder fees                       1,200,000             --      2,200,000             --
    Non-recurring Denver office costs                           --             --             --         48,778
      Advertising & marketing costs                        300,421             --        450,425             --
      General & administrative                             225,923         48,385        526,004        284,058
---------------------------------------------------------------------------------------------------------------
    Total operating expenses                             1,996,100        235,563      3,763,509        955,500

Loss from operations:                                   (1,958,335)      (233,185)    (3,711,706)      (945,375)

Other expenses:
    Interest on preferred shares                                --             --         67,500             --
    Interest                                                34,034         25,522         79,909             --
    Non-cash financing expense                                  --             --        682,225        287,170
    Realized gains on marketable securities                     --         (6,849)       (28,463)        (6,849)
    Depreciation and amortization                           12,970         20,850         38,441         62,554
---------------------------------------------------------------------------------------------------------------
    Total other expenses                                    47,004         39,523        839,612        342,875

Net loss                                                (2,005,339)      (272,708)    (4,551,318)    (1,288,250)
Other comprehensive income:
Unrealized holding (loss) gain on marketable                (3,773)       131,481         13,801       (390,159)
securities
---------------------------------------------------------------------------------------------------------------
Comprehensive loss                                      (2,009,112)      (141,227)    (4,537,517)    (1,678,409)
---------------------------------------------------------------------------------------------------------------

Net loss per share of common stock                           (0.07)         (0.01)         (0.16)         (0.07)
---------------------------------------------------------------------------------------------------------------

Weighted average number of common shares outstanding    29,199,151     25,127,886     28,133,203     24,897,330
---------------------------------------------------------------------------------------------------------------

               See accompanying notes to financial statements.


                                       F-3A

                                TrackPower, Inc.
                            Statements of Cash Flows
                                   (UNAUDITED)


                                                            Three Months Ended          Nine Months Ended
                                                              November 30,                November 30,
   Increase (Decrease) in Cash
                                                          1999           1998           1999          1998
                                                          ----           ----           ----          ----
-----------------------------------------------------------------------------------------------------------
Net cash used in operations
    Net loss                                           (2,005,339)     (272,708)   (4,551,318)   (1,288,250)
    Adjustments to reconcile net loss
      to net cash used in operating activities:
         Depreciation and amortization                     12,970        20,850        38,441        62,554
         Gain on sale of marketable securities                 --        (6,849)      (28,463)       (6,849)
     Changes in:
         Accounts receivable                              (19,464)           --       (40,081)           --
         Due to related parties                           (25,852)       (1,012)     (466,513)      (23,713)
         Inventory                                           (597)           --       (70,928)           --
         Other current assets                               1,723           300        (5,392)           --
         Accounts payable                                 686,466       195,713       883,476       183,525
         Accrued expenses                                   1,255           706         1,807       (57,891)
         Accrued interest                                  33,776            --       (16,981)           --
         Other accrued liabilities                             --        25,500            --        51,233
-----------------------------------------------------------------------------------------------------------
Net cash used in operating activities                  (1,315,062)      (37,500)   (4,255,952)   (1,079,391)
-----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
      Proceeds from sale of marketable securities              --       135,576       652,598       193,843
      Deposits - recovery                                      --            --        64,000            --
      Sale/(purchase) of fixed assets                      (2,632)           --       (23,678)       (4,387)
-----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities       639,021       135,576       692,920       189,456
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
      Proceeds from options exercised                      28,251            --       263,751            --
      Proceeds from sale of common stock, net                  --            --       348,196            --
      Warrants issued as guarantee fee                         --            --       649,500            --
      Non-cash financing expense                               --            --        32,725       144,001
      Proceeds/(repayment) of notes payable                    --            --      (437,539)      850,000
      Proceeds on issuance of convertible debentures    1,230,000            --     2,730,000            --
-----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities:    1,258,251            --     3,586,633       994,001
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                               (59,443)       98,076        23,601       104,066
-----------------------------------------------------------------------------------------------------------
Cash,  beginning of period                                101,133        25,548        18,089        19,558
-----------------------------------------------------------------------------------------------------------
Cash,  end of period                                       41,690       123,624        41,690       123,624
-----------------------------------------------------------------------------------------------------------

               See accompanying notes to financial statements.


                                      F-4A

                                TrackPower, Inc.

                          Notes to Financial Statements
                                November 30, 1999


Summary of significant accounting policies

         Basis of presentation

         The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position of the Company as of November 30, 1999 and February 28, 1999 and the results of operations and cash flows for the periods ended November 30, 1999 and November 30, 1998.

         Nature of business

         The Company was organized on June 30, 1993 under the laws of Wyoming. Prior to August 26, 1999, the Company operated under the name American Digital Communications, Inc. The Company had intended to provide wireless two-way communications in the 220 mHz. band, and the Company held distribution rights for various Midland brand commercial land mobile radios and radio parts acquired in separate transactions during 1995 and 1996. During fiscal year 1998, the Company sold, sub-licensed or wrote off all remaining distribution rights. On January 15, 1998, the Company acquired the TrackPower trade name and other intellectual property rights from Simmonds Capital Limited ("Simmonds Capital"). The TrackPower service, when fully implemented, will distribute live horse racing video to subscribers' homes via satellite and such subscribers will be able to place wagers interactively through the World Wide Web and television. The Company will not accept or place any wagering transactions but will deliver the wager to a state-licensed account wagering entity.

         Certain  matters  discussed  in this  Quarterly  Report may  constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's goals. The Company's actual results, performance, or achievements expressed or implied in such forward-looking statements may differ. For discussion of the factors that might cause such a difference, see "Management's Discussion and Analysis or Plan of Operation" in this Quarterly Report.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                       F-5A

         Marketable securities

         The Company's marketable securities consist of unrestricted common stock of publicly traded companies. The securities are considered held for sale and therefore are recorded at the market value of the securities at the balance sheet date.

         Depreciation

         Office equipment, furniture and fixtures, including assets under capital leases, are stated at cost. Depreciation is computed over the estimated useful life of three years using the straight line method.

         Advertising costs

         The Company expenses advertising as incurred. Advertising expense totaled approximately $450,425 in the nine month period ended November 30, 1999.

         Amortization of intangibles

         The cost of the remaining Midland distribution rights, which have been sub-licensed to a third party, are being amortized over 10 years. However, due to uncertainty surrounding future revenues from the distribution rights, the Company uses the cost recovery method if that method produces a greater amount of amortization.

         The TrackPower trademark and other intellectual property rights are being amortized over 20 years, which is the period estimated by management to be the useful life of such rights.

         Measurement of intangibles impairment:

         The Company annually reviews the amount of the recorded intangible assets for impairment. If the sum of expected cash flows from these assets is less than the carrying amount of these assets, the Company will recognize an impairment loss in such period.

         Net loss per share:

         Basic loss per common share is based on the weighted average number of shares outstanding during each period presented. Options to purchase stock are included as common stock equivalents when dilutive.


                                       F-6A